As filed with the Securities and Exchange Commission on October 11, 2005.

Registration No. 333-113004

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-effective Amendment No. 7 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LANDAMERICA FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Virginia	54-1589611
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

101 Gateway Centre Parkway

Richmond, Virginia 23235-5153

(804) 267-8000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies of Communications to:

Michelle H. Gluck, Esquire Executive Vice President, General Counsel and Corporate Secretary LandAmerica Financial Group, Inc. 101 Gateway Centre Parkway Richmond, Virginia 23235-5153 (804) 267-8000	Robert E. Spicer, Jr., Esquire Williams Mullen A Professional Corporation 1021 East Cary Street Richmond, Virginia 23219 (804) 643-1991
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:    From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling securityholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated October 9, 2005

PROSPECTUS

$115,000,000 Principal Amount of 3.125% Convertible Senior Debentures due 2033

and

1,724,494 Shares of Common Stock Issuable upon Conversion of the Debentures

This prospectus relates to an aggregate principal amount of up to $115,000,000 of our 3.125% Convertible Senior Debentures due 2033 held by the selling securityholders that we identify in this prospectus. This prospectus also relates to up to 1,724,494 shares of our common stock issuable upon conversion of the debentures plus such additional currently indeterminate number of shares of our common stock as are issuable pursuant to the anti-dilution provisions of the debentures. This prospectus will be used by the selling securityholders from time to time to sell their debentures and the shares of our common stock issuable upon conversion of the debentures. We will not receive any proceeds from the sale of these debentures or the underlying shares of our common stock offered by this prospectus.

The principal terms of the debentures include the following:

Interest:

accrues from November 26, 2003 at the rate of 3.125% per annum, payable on each May 15 and November 15, beginning on May 15, 2004; in addition, beginning with the six-month interest period commencing on November 15, 2010, we will pay additional contingent interest if the average trading price of the debentures on the five trading days immediately preceding the first day of the interest period equals or exceeds 120% of the principal amount of the debentures.

Maturity Date:	November 15, 2033, unless earlier converted, redeemed or repurchased by us.

Conversion Rate:	14.9956 shares per $1,000 principal amount of debentures, subject to adjustment.

Conversion Options:	by a holder under the following circumstances:

•	after December 31, 2003, if the last reported sale price of our common stock is greater than or equal to 125% of the conversion price for a period specified in this prospectus;

•	subject to certain limitations, if for the period specified in this prospectus the trading price per debenture is less than 98% of the product of the conversion rate and the last reported sale price of our common stock;

•	if we call the debentures for redemption;

•	upon the occurrence of certain corporate transactions; or

•	if we obtain credit ratings for the debentures, during any period when the credit ratings assigned to the debentures are below the levels specified in this prospectus; upon conversion, we will have the right to deliver, in lieu of common stock, cash or a combination of cash and common stock.

Redemption Options:

by us, in cash, at any time, on or after November 15, 2010 at a price equal to 100% of the principal amount, plus accrued and unpaid interest (including contingent interest, if any); by a holder, at a price equal to 100% of the principal amount plus accrued and unpaid interest (including contingent interest, if any) for cash on November 15, 2010, 2013, 2018, 2023 and 2028, or at any time prior to their maturity following a fundamental change as described in this prospectus.

Ranking:

equal in priority with all of our existing and future unsecured and unsubordinated indebtedness; senior in right of payment to all of our existing and future subordinated indebtedness; effectively junior to any of our secured indebtedness to the extent of the assets securing such indebtedness and any of our indebtedness that is guaranteed by our subsidiaries; and payment of principal and interest will be structurally subordinated to the liabilities of our subsidiaries.

The debentures are not listed on any securities exchange. The debentures are designated for trading in the PORTAL market. Our common stock is listed on the New York Stock Exchange under the symbol “LFG.” The last reported sale price of our common stock on the New York Stock Exchange on October 7, 2005 was $64.18 per share.

The debentures are subject to United States federal income tax rules applicable to contingent payment debt instruments. See “Material United States Federal Income Tax Considerations” beginning on page 45.

See “ Risk Factors” beginning on page 7 for a discussion of certain risks that you should consider in connection with an investment in the debentures.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 9, 2005

We have not, and the selling securityholders have not, authorized anyone to provide you with information different from that contained or incorporated by reference in the prospectus. We are not, and the selling securityholders are not, offering to sell or seeking offers to buy, the securities in any jurisdiction other than where an offer or sale is permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities.

In this prospectus, “LandAmerica,” “we,” “us” and “our” refer to LandAmerica Financial Group, Inc. and its subsidiaries, except where the context otherwise requires or as otherwise indicated.

FORWARD-LOOKING STATEMENTS

Certain information contained in this prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Among other things, these statements relate to our financial condition, results of operation and business. In addition, we and our representatives may from time to time make written or oral forward-looking statements, including statements contained in filings with the Securities and Exchange Commission and in our reports to shareholders. These forward-looking statements are generally identified by the use of words such as we “expect,” “believe,” “anticipate,” “estimate” or words of similar import. These forward-looking statements involve certain risks and uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Further, any such statement is specifically qualified in its entirety by the cautionary statements and the “Risk Factors” that appear elsewhere in this prospectus. We do not undertake to update any forward-looking statement that may be made from time to time by or on our behalf.

ii

SUMMARY

The following summary provides an overview of selected information about us. This summary is qualified in its entirety by the more detailed information, including our consolidated financial statements and related notes thereto, included and incorporated by reference in this prospectus. You should carefully consider the entire prospectus, including the “Risk Factors” section, before making an investment decision.

Our Company

Overview

We are a national provider of products and services that are used to facilitate the purchase, sale, transfer and financing of residential and commercial real estate. We are one of the largest title insurance underwriters in the United States based on title premium revenues. We also conduct business in Mexico, Canada, the Caribbean, Latin America and Europe.

In addition to our core business of providing title insurance, we provide a range of other products and services for residential and commercial real estate transactions, including title search, examination, escrow and closing. Home inspections and warranties are available for residential real estate transactions. For commercial real estate transactions, we provide property appraisal and valuation, building and site assessments and other due diligence services, survey coordination, construction disbursement, coordination of national multi-state transactions, tax-deferred real property exchanges pursuant to Section 1031 of the Internal Revenue Code, commercial mortgage loans and Uniform Commercial Code products insuring personal property. Specialized services, such as real estate tax processing, flood zone certifications, consumer mortgage credit reporting, default management services and mortgage loan subservicing, are provided primarily to our mortgage lending customers.

Business Strategy

Our long-term objective is to enhance our position as a premier provider and manager of integrated real estate transaction services while maximizing our profitability throughout the real estate market cycle. To accomplish this objective, we are pursuing various business initiatives designed to broaden our market position and provide the framework to enhance growth and maximize profitability.

•	Focusing on the Customer – In 2004, we implemented a customer-focused strategy to increase intimacy with our customers. In conjunction with that strategy, we created leadership positions and teams to support our primary customer groups: agents, residential, commercial and national lenders. With the objective of fostering customer loyalty, these leaders and teams are responsible for ensuring consistent service quality and operational excellence by providing common support platforms and structures for the various markets in which we operate. Further, in 2004, we organized our shared support resources to provide direct support to our customer-focused operations. Production and Process Improvement is a shared resource providing title production services to our teams that support our primary customer groups. Technology resources focuses on providing superior customer service and increasing our operational efficiency through electronic business solutions and technology support. Our other shared resources, such as human resources and legal, provide direct support to our internal customers through dedicated business partners.

•

Expanding Title Insurance Distribution Capabilities and Broadening Real Estate Transaction Services Offerings – We seek to increase our share of the title insurance market by expanding and enhancing our distribution channels through the hiring and retention of experienced industry professionals with strong local relationships, the opening of new offices in markets with the potential for significant transaction volume, acquisitions of title insurance agencies or underwriters and selectively engaging in joint ventures with title insurance agencies in order to strengthen our presence in particularly attractive markets. In the case of the acquisition of agencies or small to medium-size underwriters, we review the agency’s or underwriter’s profitability, location, growth potential in our existing market, claims experience and, in the case of an underwriter, the adequacy of our reserves. In 2004, we acquired six title agencies, three escrow companies and one recording service company. Throughout our title customer base, there is demand for providers of multiple, diverse real estate transaction services. In particular, the large national mortgage lenders expect that necessary services related to the mortgage financing process be available from and billed by a single source. Our strategy is to continue to expand our array of real estate transaction products and services available to lenders and other title customers and the distribution channels through which they are offered.

•	Maintaining Commercial Real Estate Market Strength – Participation in the commercial real estate market partially offsets some of the cyclicality of the residential real estate market, where transaction volumes are more susceptible to changes in interest rates. We maintain our presence in the commercial real estate market primarily due to the financial strength ratings of our underwriting subsidiaries, our strong capital position, the high quality service that we provide and our expertise in handling complex transactions. In particular, the combined capital position of our three principal underwriting subsidiaries enables us to underwrite large commercial policies while purchasing less facultative reinsurance, thus increasing profitability.

•	Reducing Costs and Expenses – Losses resulting from claims under title insurance policies represent a relatively small part of our overall costs. Operating costs constitute the largest portion of expenses relating to providing title insurance and are relatively high compared to other types of insurers. We continue to implement the concept of service centers, in which our three principal title operating subsidiaries share a single back office processing center in a geographic region while continuing to market from separate storefronts under different operating names. This concept has reduced our cost per order in the markets where it is operational. In addition, we have several pilot projects underway to automate title production and workflow in our service centers. We provide escrow support from several centralized locations, thereby increasing service levels and improving efficiency. We are also implementing out-sourcing and off-shoring initiatives to streamline operations in areas where it has been determined that the cost\benefit of these initiatives will improve customer service and provide value to our shareholders.

•	Enhancing Cost Control Flexibility – We manage our personnel and other operational expenses to reflect changes in the level of activity in the real estate market. As a result, our employee base expands and contracts over time. Personnel and administrative costs in the Title Insurance segment do not decrease as rapidly as transaction volumes decrease due to our inability to change headcount in direct correlation to volume changes. Any acquisition also expands our employee base. In order to manage personnel costs more efficiently throughout the real estate cycle, we use temporary or part time employees where appropriate to staff operations so we can respond more rapidly to changes in real estate activity.

Our principal executive offices are located at 101 Gateway Centre Parkway, Richmond, Virginia 23235-5153. Our telephone number is (804) 267-8000.

The Offering

Securities Offered by the Selling Securityholders	Up to $115,000,000 principal amount of 3.125% Convertible Senior Debentures due 2033 and up to 1,724,494 shares of our common stock issuable upon conversion of the debentures plus such additional currently indeterminate number of shares of our common stock as are issuable pursuant to the anti-dilution provisions of the debentures. The applicable conversion rate is 14.9956 shares per $1,000 principal amount of debentures.

Use of Proceeds	We will not receive any proceeds from the sale of the debentures or shares of our common stock issuable on conversion of the debentures by the selling securityholders.

NYSE Common Stock Symbol	“LFG”

Registration Rights	We filed a shelf registration statement of which this prospectus is a part pursuant to a registration rights agreement, dated November 26, 2003, among the initial purchasers of the debentures and us. We agreed to use our best efforts to keep the registration statement effective until either of the following has occurred:

• the second anniversary of the original date of issuance of the debentures; or

•      all of the debentures and the common stock issuable upon conversion thereof cease to be outstanding or have been sold either pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act or any similar provision then in force.

Summary of the Debentures

The following summary contains basic information about the debentures and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the debentures, please refer to the section of this prospectus entitled “Description of Debentures.” For purposes of the description of debentures included in this prospectus, references to “the company,” “issuer,” “LandAmerica,” “us,” “we” and “our” refer only to LandAmerica Financial Group, Inc. and do not include our subsidiaries.

Maturity Date	November 15, 2033, unless earlier converted, redeemed or repurchased.

Ranking

The debentures are our direct, unsecured and unsubordinated obligations and rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The debentures effectively rank junior to any of our existing and future secured indebtedness and any of our future indebtedness that is guaranteed by our subsidiaries. The debentures are structurally subordinated to all liabilities of our subsidiaries.

Interest	3.125% per annum on the principal amount, payable semiannually in arrears on May 15 and November 15 of each year, beginning May 15, 2004.

Contingent Interest

Beginning with the six-month interest period commencing on November 15, 2010, we will pay contingent interest during a six-month interest period if the average trading price of the debentures during the five trading day period immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the debentures. The amount of contingent interest payable per $1,000 principal amount of debentures during a six-month interest period will equal 0.25% of the average trading price of such $1,000 principal amount of debentures during the applicable five-trading-day reference period, payable in arrears.

Conversion Rights

Holders may convert the debentures into shares of our common stock at the applicable conversion rate of 14.9956 shares per $1,000 principal amount of debentures (equal to a conversion price of approximately $66.69 per share), subject to adjustment, only under the following circumstances:

•	during any calendar quarter (and only during such calendar quarter) commencing after December 31, 2003 and before December 31, 2028, if the last reported sale price of our common stock is greater than or equal to 125% of the conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter;

•	at any time on or after January 1, 2029 if the last reported sale price of our common stock on any date on or after December 31, 2028 is greater than or equal to 125% of the conversion price;

•	subject to certain limitations, during the five business day period after any five consecutive trading day period in which the trading price per debenture for each day of that period was less than 98% of the product of the conversion rate and the last reported sale price of our common stock;

•	if the debentures have been called for redemption by us;

•	upon the occurrence of specified corporate transactions described under “Description of Debentures—Conversion Rights—Conversion Upon Specified Corporate Transactions”; or

•	if we obtain credit ratings with respect to the debentures from Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Rating Services (“Standard & Poor’s”) or both, at any time when (i) the long-term credit rating assigned to the debentures by both Moody’s and Standard & Poor’s (or by either of them if we obtain a credit rating from only one of Moody’s or Standard & Poor’s) is two or more levels below the credit rating initially assigned to the debentures, (ii) both Moody’s and Standard & Poor’s have (or either of them has, if we obtain a credit rating from only one of Moody’s or Standard & Poor’s) discontinued, withdrawn or suspended their ratings with respect to the debentures or (iii) either Moody’s or Standard & Poor’s has discontinued, withdrawn or suspended its rating with respect to the debentures and the remaining rating is two or more levels below the credit rating initially assigned to the debentures.

Holders will not receive any cash payment or additional shares representing accrued and unpaid interest upon conversion of a debenture, except in limited circumstances. Instead, interest (including contingent interest, if any) will be deemed paid by the common stock issued to the holder upon conversion. Debentures called for redemption may be surrendered for conversion prior to the close of business on the second business day immediately preceding the redemption date.

Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock. See “Description of the Debentures—Conversion Rights—Payment Upon Conversion.”

Sinking Fund	None.

Optional Redemption

Prior to November 15, 2010, the debentures will not be redeemable. On or after November 15, 2010, we may redeem for cash some or all of the debentures, at any time and from time to time, upon at least 30 and no more than 60 days’ notice for a price equal to 100% of the principal amount of the debentures to be redeemed plus any accrued and unpaid interest (including contingent interest, if any) to but excluding the redemption date.

Repurchase of Debentures by Us at the Option of the Holder

Holders may require us to repurchase some or all of your debentures for cash on November 15, 2010, November 15, 2013, November 15, 2018, November 15, 2023 and November 15, 2028 at a repurchase price equal to 100% of the principal amount of the debentures being repurchased, plus any accrued and unpaid interest (including contingent interest, if any) to but excluding the applicable repurchase date.

Fundamental Change

If we undergo a fundamental change (as defined in this prospectus) prior to maturity, holders will have the right, at their option, to require us to repurchase some or all of your debentures for cash at a repurchase price equal to 100% of the principal amount of the debentures being repurchased, plus any accrued and unpaid interest (including contingent interest, if any) to but excluding the applicable repurchase date.

United States Federal Income Tax Considerations

Under the indenture governing the debentures, we agree, and by acceptance of a beneficial interest in a debenture each holder of a debenture is deemed to have agreed, to treat the debentures as indebtedness for United States federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments. For United States federal income tax purposes, interest income on the debentures will accrue at the rate of 7.385% per year, compounded semi-annually, which represents the yield on comparable noncontingent, nonconvertible, fixed rate debt instruments with terms and conditions otherwise similar to the debentures that we would issue. A United States Holder (as defined herein) will be required to accrue interest income on a constant yield to maturity basis at this rate (subject to certain adjustments), with the result that a United States Holder generally will recognize taxable income significantly in excess of regular interest payments received while the debentures are outstanding.

A United States Holder will also recognize gain or loss on the sale, conversion, exchange or retirement of a debenture in an amount equal to the difference between the amount realized on the sale, conversion, exchange or retirement, including the fair market value of our common stock received, and the United States Holder’s adjusted tax basis in the debenture. Any gain recognized on the sale, conversion, exchange or retirement of a debenture generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. See “Material United States Federal Income Tax Considerations.”

Book-Entry Form

The debentures were issued in book-entry form and are represented by global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the debentures are shown on, and transfers are effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities except in limited circumstances.

RISK FACTORS

You should consider the following risk factors, in addition to the other information presented in this prospectus and the documents incorporated by reference in this prospectus, in evaluating us, our business and an investment in the debentures. Any of the following risks, as well as other risks and uncertainties, could seriously harm our business and financial results and cause the value of the debentures and common stock issuable upon conversion of the debentures to decline, which in turn could cause you to lose all or part of your investment.

Risks Related to Our Business

Our results of operations and financial condition are susceptible to changes in mortgage interest rates and general economic conditions.

The demand for our title insurance and other real estate transaction products and services is dependent upon, among other things, the volume of commercial and residential real estate transactions, including mortgage refinancing transactions. The volume of these transactions has historically been influenced by factors such as interest rates and the state of the overall economy. For example, when interest rates are increasing or during an economic downturn or recession, real estate activity typically declines and we tend to experience lower revenues and profitability. The cyclical nature of our business has caused fluctuations in revenues and profitability in the past and is expected to do so in the future. In addition, changes in interest rates may have an adverse impact on our return on invested cash, the market value of our investment portfolio and interest paid on our bank debt.

Our operating revenues for the year ended December 31, 2003 increased by 32.0% over the prior year, primarily due to a favorable residential mortgage interest rate environment and a large volume of mortgage refinancing transactions. However, except during brief periods in 2004, mortgage interest rates generally have risen, beginning in the third quarter of 2003, and we have experienced a decline in refinancing transactions since that time. For fiscal year 2005, we expect that the level of refinancing transactions will be substantially below the levels experienced in recent years. We began the implementation of a cost reduction program in the fourth quarter of 2003 aimed at reducing staffing and cost levels to a level more consistent with anticipated transaction volumes. In the first quarter of 2004, we announced plans to reduce our cost structure by at least $70 million on an annualized basis. We have implemented reductions to achieve at least the targeted cost savings. Operating results for our 2003 and 2004 fiscal years, including interim periods, should not be viewed as indicative of results for 2005 or any future period.

Our inability to manage successfully our acquisitions of complementary businesses could adversely affect our business, operating results and financial condition.

An element of our business strategy is to expand the services we provide through acquisitions of complementary businesses. During 2003 and 2004, we acquired several companies outside of our traditional business operations, including LandAmerica Tax & Flood Services, Inc., LandAmerica Credit Services, Inc., Centennial Bank, Buyers Home Warranty Company and LoanCare Servicing Center, Inc. These businesses are different from each other and from the business of providing title insurance and related services. We also may in the future acquire other businesses outside of our traditional business operations, although no assurances can be given that we will do so or that we will continue to acquire such companies at the levels previously experienced. Such acquisitions involve a number of special risks, including our inexperience in managing businesses that provide products and services beyond our traditional business, new regulatory requirements, diversion of management’s attention, failure to retain key acquired personnel, failure to effectively integrate operations, company cultures and services, increased costs to improve managerial, operational, financial and administrative systems, legal liabilities, and amortization of acquired intangible assets. In addition, there can be no assurance that acquired businesses will achieve anticipated levels of revenues, earnings or performance. Our failure to manage our acquisitions successfully could materially and adversely affect our business, operating results and financial condition.

Competition in our industry affects our revenues.

The business of providing real estate transaction products and services is very competitive. Competition for residential title insurance business is based primarily on price and quality of service. With respect to national and regional mortgage lenders, service quality includes a large distribution network and the ability to deliver a broad array of real estate services quickly, efficiently and through a single point of contact. Competition for commercial title business is based primarily on price, service, expertise in complex transactions and the size and financial strength of the insurer. Title insurance underwriters also compete for agents on the basis of service and commission levels. Although we are one of the largest providers of real estate transaction products and services in the United States, four other companies—Fidelity National Financial, Inc., The First American Corporation, Old Republic International Corporation and Stewart Information Services, Inc.—have the size, capital base and agency networks to compete effectively with our products and services. In addition, some of our competitors may have, or will have in the future, greater capital and other resources than us. Competition among the major providers of real estate transaction products and services and any new entrants could adversely affect our revenues and profitability.

Significant industry changes and new product and service introductions require timely and cost-effective responses.

As a national provider of real estate transaction products and services, we participate in an industry that is subject to significant change, frequent new product and service introductions and evolving industry standards. In addition, alternatives to traditional title insurance, such as lien protection products, have emerged in recent years. We believe that our future success will depend on our ability to anticipate changes in technology and customer preferences and to offer products and services that meet evolving standards on a timely and cost-effective basis. The development and implementation of new products and services may require significant capital expenditures and other resources. There is a risk that customers may not accept our new product and service offerings and we may not successfully identify new product and service opportunities nor develop and introduce new products and services in a timely and cost-effective manner. In addition, products and services that our competitors and other real estate industry participants develop or introduce may render certain of our products and services obsolete or noncompetitive. Advances in technology could also reduce the useful lives of our products, preventing us from recovering fully our investment in particular products and services. As a result, our inability to anticipate industry changes and to respond with competitive and profitable products and services may have a material adverse effect on our business, operating results or financial condition.

We may not succeed in implementing our strategy of becoming a major provider of real estate transaction management services.

One of our business strategies is to expand our capabilities to manage the delivery of multiple services required in real estate transactions through a centralized source, and to significantly grow the volume of transactions that we manage. There is a risk that our transaction management services may fail to gain market acceptance, particularly from the large national mortgage originators. Furthermore, there are relatively low barriers to entry into the market for real estate transaction management, as opposed to the regulated title insurance business, which may result in a large number of competitors, including large national mortgage originators and others having substantially greater financial resources.

Our insurance and banking subsidiaries are subject to government regulation.

Our insurance subsidiaries are subject to regulation by the state insurance authorities of the various states in which they transact business. These regulations are generally intended for the protection of policyholders rather than security holders. The nature and extent of these regulations vary from jurisdiction to jurisdiction, but typically involve:

•	regulation of dividend payments and other transactions between affiliates;

•	prior approval of the acquisition and control of an insurance company or of any company controlling an insurance company;

•	regulation of certain transactions entered into by an insurance company with any of its affiliates;

•	approval of premium rates for insurance;

•	standards of solvency and minimum amounts of capital surplus that must be maintained;

•	limitations on types and amounts of investments;

•	restrictions on the size of risks that may be insured by a single company;

•	licensing of insurers and agents;

•	deposits of securities for the benefit of policyholders;

•	approval of policy forms;

•	methods of accounting;

•	establishing reserves for losses and loss adjustment expenses;

•	regulation of underwriting and marketing practices;

•	regulation of reinsurance; and

•	filing of annual and other reports with respect to financial condition and other matters.

These regulations may impede, or impose burdensome conditions on, rate increases or other actions that we might want to take to enhance our operating results. In addition, state regulatory examiners perform periodic examinations of insurance companies. We are and have in the past been subject to information requests and subpoenas from the states relating to investigations of our business practices and the title industry. Multiple states are specifically investigating captive reinsurance. Any restrictions imposed or actions taken by states with respect to us or the title insurance industry in general arising out of such information requests or subpoenas may adversely affect our business, financial position or results of operations.

Centennial Bank is subject to regulation and supervision by the Federal Reserve Bank, the Federal Deposit Insurance Corporation and the California Department of Financial Institutions. Banking regulations are intended primarily to protect depositors and the federal deposit insurance funds and not stockholders. Regulatory requirements affect, among other things, our banking subsidiaries’ practices, capital level, investment practices, dividend policies and growth.

Our litigation risks include substantial claims by large classes of claimants.

From time to time we are involved in litigation arising in the ordinary course of our business. In addition, we currently are and have in the past been subject to claims and litigation not arising in the ordinary course of business from large classes of claimants seeking substantial damages. Material pending legal proceedings not arising in the ordinary course of business are disclosed in our filings with the Securities and Exchange Commission and are incorporated by reference in this prospectus. An unfavorable outcome in any class action suit or other claim, inquiry, investigation or litigation against us could have a material adverse effect on our financial position or results of operations.

Risks Related to the Debentures

We may not have the ability to raise the funds necessary to repurchase the debentures upon a fundamental change or on any other repurchase date, as required by the indenture governing the debentures.

On November 15, 2010, November 15, 2013, November 15, 2018, November 15, 2023 and November 15, 2028, or following a fundamental change as described under “Description of Debentures—Repurchase of

Debentures by Us at the Option of the Holder Upon a Fundamental Change,” holders of debentures may require us to repurchase their debentures for cash. A fundamental change may also constitute an event of default or prepayment under, and result in the acceleration of the maturity of, our then-existing indebtedness. In addition, we believe the repurchase of the debentures upon a fundamental change could constitute an event of default under our outstanding notes due 2006, 2008 and 2011 and our credit facility. We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the repurchase price in cash with respect to any debentures tendered by holders for repurchase on any of these dates or upon a fundamental change. In addition, restrictions in our then-existing credit facilities or other indebtedness may not allow us to repurchase the debentures. Our failure to repurchase the debentures when required would result in an event of default with respect to the debentures.

You should consider the United States federal income tax consequences of owning the debentures.

Under the indenture governing the debentures, we will agree, and by acceptance of a beneficial interest in a debenture each holder of a debenture will be deemed to have agreed, to treat the debentures as indebtedness for United States federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments. For United States federal income tax purposes, interest income on the debentures will accrue at the rate of 7.385% per year, compounded semi-annually, which represents the yield on comparable noncontingent, nonconvertible, fixed rate debt instruments with terms and conditions otherwise similar to the debentures that we would issue. A United States Holder will be required to accrue interest income on a constant yield to maturity basis at this rate (subject to certain adjustments), with the result that a United States Holder generally will recognize taxable income significantly in excess of regular interest payments received while the debentures are outstanding.

A United States Holder will also recognize gain or loss on the sale, conversion, exchange or retirement of a debenture in an amount equal to the difference between the amount realized on the sale, conversion, exchange or retirement, including the fair market value of our common stock received, and the United States Holder’s adjusted tax basis in the debenture. Any gain recognized on the sale, conversion, exchange or retirement of a debenture generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. See “Material United States Federal Income Tax Considerations.”

You may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. For Non-United States Holders (as defined), this deemed distribution may be subject to United States federal withholding requirements. See “Material United States Federal Income Tax Considerations.”

The trading prices of the debentures could be significantly affected by the trading prices of our common stock.

We expect that the trading prices of the debentures in the secondary market, if such market develops, will be significantly affected by the trading prices of our common stock, the general level of interest rates and our credit quality. This may result in greater volatility in the trading prices of the debentures than would be expected for nonconvertible debt securities.

It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial, regulatory and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market after the offering of the debentures, or the perception that such sales may occur, could affect the price of our common stock.

Our holding company structure may adversely affect our ability to meet our debt service obligations under the debentures.

Substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our cash flow and our ability to service our debt, including the debentures, depends on the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide us cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the debentures. Certain of our subsidiaries are subject to state insurance laws and regulations that restrict their ability to pay dividends to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the debentures or to make any funds available for that purpose. In addition, dividends, loans or other distributions from our subsidiaries to us may be subject to contractual and other restrictions and are subject to other business considerations.

In a number of states, certain of our insurance subsidiaries are subject to regulations that require minimum amounts of statutory surplus. Under these and other such statutory regulations, approximately $81.3 million of the net assets of our consolidated insurance subsidiaries are available for dividends, loans or advances to us during 2005. We have received approximately $15.0 million of this 2005 amount in dividends from our insurance subsidiaries as of September 30, 2005. In addition to the minimum statutory surplus requirements described above, these insurance subsidiaries are also subject to state regulations that require that the payment of any extraordinary dividends receive prior approval of the insurance regulators of such states. See “Dividend Policy.”

Our banking subsidiaries also are subject to regulations that require minimum capital levels and restrict their ability to pay dividends and make loans to us. In addition, as a condition to our receipt of regulatory approval for our acquisition of Orange County Bancorp, the Federal Deposit Insurance Corporation required that Centennial Bank be prohibited from paying dividends until May 2006 and that we contribute $8.0 million of capital to Centennial Bank over a two year period.

The debentures will be effectively subordinated to the liabilities of our subsidiaries and any of our future secured indebtedness and future indebtedness that is guaranteed by our subsidiaries.

The debentures will be effectively subordinated to all existing and future liabilities of our subsidiaries and any of our future indebtedness that is guaranteed by our subsidiaries. These liabilities may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. As of June 30, 2005, our subsidiaries had approximately $1,629.0 million in liabilities, including approximately $60.4 million of borrowings from the Federal Home Loan Bank and $9.0 million in trust preferred stock that are secured by subsidiary assets, and our subsidiaries did not guaranty any of our debt. In addition, the debentures are not secured by any of our assets or those of our subsidiaries and will be effectively subordinated to any of our future secured debt. The debentures do not restrict us from incurring secured debt in the future or having our subsidiaries guaranty our indebtedness.

An active trading market for the debentures may not develop.

The debentures are a new issue of securities for which there is currently no public market. We do not intend to list the debentures on any national securities exchange or automated quotation system. Although the debentures were sold to qualified institutional buyers under Rule 144A, which means the debentures are eligible for trading on the PORTAL market, we cannot assure you that an active or sustained trading market for the debentures will develop or that the holders will be able to sell their debentures. The initial purchasers have informed us that they intend to make a market in the debentures. However, the initial purchasers may cease their marketmaking at any time.

Moreover, even if you are able to sell your debentures, we cannot assure you as to the price at which any sales will be made. Future trading prices of the debentures will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the debentures will be subject to disruptions which may have a negative effect on the holders of the debentures, regardless of our prospects or financial performance.

If you hold debentures, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold debentures, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your debentures and, in limited cases, under the conversion rate adjustments applicable to the debentures. For example, in the event that an amendment is proposed to our articles of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of the common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We may issue additional shares of common stock and thereby materially and adversely affect the price of our common stock.

We are not restricted from issuing additional common stock, or securities convertible into or exchangeable for common stock, prior to maturity of the debentures. If we issue additional shares of common stock or such convertible or exchangeable securities, the price of our common stock and, in turn, the price of the debentures may be materially and adversely affected.

Our articles of incorporation and bylaw provisions, and several other factors, could limit another party’s ability to acquire us and could deprive you of the opportunity to obtain a takeover premium for your shares of common stock.

Provisions in our articles of incorporation and bylaws, and under Virginia corporation law, may make it difficult for another company to acquire us and for you to receive any related takeover premium for our common stock. See “Description of Capital Stock.”

These provisions include a staggered Board of Directors, the absence of cumulative voting in the election of directors, the authorization by our board of directors of 200,000 shares of Series A Junior Participating Preferred Stock in connection with our rights agreement and the ability of our board of directors to issue up to 4,800,000 additional shares of preferred stock, the terms of which may be determined by the board at the time of issuance without further action by shareholders. The terms of the Series A Junior Participating Preferred Stock include, and the terms of any other preferred stock may include, voting rights, including the right to vote as a series on particular matters, conversion and redemption rights and preferences as to dividends and liquidation. No shares of preferred stock are currently outstanding and we have no present plans for the issuance of any preferred stock. The issuance of any preferred stock, however, could materially adversely affect the rights of holders of our common stock, and therefore could reduce its value. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the board of directors to issue preferred stock could delay, discourage, prevent or make it more difficult or costly to acquire us or effect a change in control in our board of directors.

Our bylaws contain provisions regulating the introduction of business at annual shareholders’ meetings by anyone other than the board of directors.

The conditional conversion features of the debentures could result in you receiving less than the value of the common stock into which a debenture is convertible.

The debentures are convertible into common stock only if specified conditions are met. If the specific conditions for conversion are not met, you may not be able to receive the value of the common stock into which the debentures would otherwise be convertible.

Conversion of the debentures will dilute the ownership interest of existing shareholders.

The conversion of some or all of the debentures will dilute the ownership interests of existing shareholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the debentures may encourage short selling by market participants because the conversion of the debentures could depress the price of our common stock.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings. Earnings is defined as pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, adjusted by adding fixed charges and distributed income of equity investees. Fixed charges are composed of interest expensed and the estimated interest component of rental expense.

The following table presents our historical ratios of earnings to fixed charges for each of the periods indicated:

	Six months ended	Years ended December 31,
	June 30, 2005	2004	2003	2002	2001	2000
Ratio	4.8x	5.6x	10.2x	9.1x	4.3x	—	(1)

(1)	In 2000, our earnings were not sufficient to cover our fixed charges due to non-cash charges to earnings of $177.8 million associated with a change in our method of assessing the recoverability of goodwill. The amount of the earnings deficiency was $70.5 million.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the debentures or the shares of our common stock issuable upon conversion of the debentures by the selling securityholders.

The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, New York Stock Exchange listing fees, if any, and fees and expenses of our counsel and our accountants.

DIVIDEND POLICY

Our current dividend policy anticipates the payment of quarterly dividends in the future. The declaration and payment of dividends to holders of our common stock will be in the discretion of our Board of Directors, will be subject to contractual restrictions contained in a loan agreement, as described below, and will be dependent upon our future earnings, financial condition and capital requirements, as well as other factors. The payment of quarterly dividends in the future under our current dividend policy will result in adjustments to the applicable conversion rate. See “Description of Debentures—Conversion Rate Adjustment.”

Because we are a holding company, our ability to pay dividends will depend largely on the earnings of, and cash flow available from, our subsidiaries. In a number of states, certain of our insurance subsidiaries are subject to regulations that require minimum amounts of statutory surplus. Under these and other such statutory regulations, approximately $81.3 million of the net assets of our consolidated insurance subsidiaries are available for dividends, loans or advances to us during 2005. We have received approximately $15.0 million of this 2005 amount in dividends from our insurance subsidiaries as of September 30, 2005.

The following table summarizes the insurance laws and regulations that restrict the amount of dividends that Commonwealth Land Title Insurance Company, Lawyers Title Insurance Corporation and Transnation Title Insurance Company are permitted to distribute to us in the 12-month period ending December 31, 2005 without prior regulatory approval:

Subsidiary	Regulatory Agency	Regulatory Limitation	Financial Limitation (1)
Commonwealth	Pennsylvania Department of Insurance	Payment of dividends or distributions may not exceed the greater of: • 10% of such insurer’s surplus as of the preceding year end, • or the net income of such insurer for such preceding year.	$ 52.2 million

Lawyers Title	Virginia Bureau of Insurance

Payment of dividends or distributions is limited to the lesser of:

•      10% of such insurer’s surplus as of the preceding December 31, or

•      the net income, not including realized capital gains, of such insurer for the preceding calendar year.

$ 23.2 million

Transnation	Arizona Department of Insurance

Payment of dividends or distributions is limited to the lesser of:

•      10% of such insurer’s surplus as of the preceding December 31, or

•      such insurer’s net investment income for the preceding calendar year.

$ 5.9 million

(1)	Based on statutory financial results for the year ended December 31, 2004.

In addition to regulatory restrictions, our ability to declare dividends is subject to restrictions under a Revolving Credit Agreement, dated as of November 6, 2003 between us and a syndicate of banks led by SunTrust Bank, and amended by the First Amendment to Revolving Credit Agreement dated as of March 17, 2004, the Second Amendment to Revolving Credit Agreement dated as of April 30, 2004, and the Third Amendment to Revolving Credit Agreement dated as of October 27, 2004 (as amended, the “Revolving Credit Agreement”), that generally limit the aggregate amount of all cash dividends and stock repurchases by us to 40% of our cumulative consolidated net income arising after December 31, 2002. As of June 30, 2005, approximately $74.0 million was available for the payment of dividends by us under the Revolving Credit Agreement. Management does not believe that the restrictions contained in the Revolving Credit Agreement will, in the foreseeable future, adversely affect our ability to pay cash dividends at the current dividend rate.

SELLING SECURITYHOLDERS

We issued the debentures covered by this prospectus in private placements on November 26, 2003 and December 8, 2003. The debentures were resold by the initial purchasers to qualified institutional buyers under Rule 144A under the Securities Act. These qualified institutional buyers are the selling securityholders, and they may offer and sell the debentures and the shares of our common stock into which the debentures are convertible pursuant to this prospectus.

The following table sets forth information with respect to the selling securityholders and the principal amount of debentures and the number of shares of our common stock issuable upon conversion of the debentures that are beneficially owned by each selling securityholder and that may be offered and sold from time to time pursuant to this prospectus. We will set forth updated information, including information about substitute or additional selling securityholders, in prospectus supplements or amendments to this prospectus, as appropriate.

Unless otherwise indicated, none of the selling securityholders has held any position or office with, or has otherwise had a material relationship with us, or any of our subsidiaries, within the past three years. From time to time the selling securityholders may hold other securities that we have issued.

	Debentures		Common Stock (Issuable Upon Conversion of the Debentures)
Full Legal Name of Selling Securityholder	Principal Amount Beneficially Owned Prior to this Offering	Principal Amount Beneficially Owned After Completion of this Offering(1)	Shares Beneficially Owned Prior to this Offering(2)	Shares Beneficially Owned After Completion of this Offering(1)
Advent Convertible Master Cayman	$10,289,000	$0	154,290	0
Alpha US Sub Fund 4, LLC	318,000	0	4,769	0
Argent Classic Convertible Arbitrage Fund II, L.P.	120,000	0	1,799	0
Argent Classic Convertible Arbitrage Fund, L.P.	130,000	0	1,949	0
Argent LowLev Convertible Arbitrage Fund II, LLC	80,000	0	1,200	0
Argent LowLev Convertible Arbitrage Fund, LLC	320,000	0	4,799	0
Argent LowLev Convertible Arbitrage Fund, Ltd	450,000	0	6,748	0
Class C. Trading Co., Ltd.	240,000	0	3,599	0
CNH CA Master Account, L.P.	500,000	0	7,498	0
Georgia Healthcare	92,000	0	1,380	0
Georgia Municipal Employees	800,000	0	11,996	0
Governing Board Employees Benefit plan of the City of Detroit	19,000	0	285	0
HFR CA Global Select Master Trust Account	100,000	0	1,500	0
HFR CA Opportunity Master Trust	567,000	0	8,503	0
Lyxor	1,039,000	0	15,580	0
Lyxor Master Fund	470,000	0	7,048	0
McMahan Securities Co L.P.	1,000,000	0	14,996	0
Raytheon Phoenix	932,000	0	13,976	0
Silver Convertible Arbitrage Fund, LDC	240,000	0	3,599	0

	Debentures		Common Stock (Issuable Upon Conversion of the Debentures)
Full Legal Name of Selling Securityholder	Principal Amount Beneficially Owned Prior to this Offering	Principal Amount Beneficially Owned After Completion of this Offering(1)	Shares Beneficially Owned Prior to this Offering(2)	Shares Beneficially Owned After Completion of this Offering(1)
USB AG London F/B/O HFS	2,000,000	0	29,991	0
Xavex Convertible Arbitrage 2 Fund	150,000	0	2,249	0
Any other holder of debentures or future transferee, pledgee, donee or successor of any such holder (3)(4)	95,144,000	0	1,426,740	0
TOTAL	$115,000,000	$0	1,724,494	0

(1)	We do not know when or in what amounts a selling securityholder may offer the debentures or shares of common stock for sale. The selling securityholders might not sell any or all of the debentures or shares offered by this prospectus. Because the selling securityholders may offer all or some of the debentures or shares pursuant to this offering, we cannot estimate the number of the debentures or shares that will be held by the selling securityholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the debentures or shares covered by this prospectus will be held by the selling securityholders.
(2)	Amounts assume conversion of all the securityholders’ debentures at the applicable conversion rate of 14.9956 shares of common stock per $1,000 principal amount of debentures. However, the conversion rate is subject to adjustment as described under “Description of Debentures—Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future. For presentation purposes, we have rounded the number of shares issuable upon conversion of the debentures to the nearest whole number. However, we will pay cash for all fractional shares of common stock issuable upon conversion of the debentures.
(3)	From time to time, as applicable, we will identify such selling securityholders in amendments to this registration statement of which this prospectus is a part.
(4)	Amounts assume that any other holders of debentures, or any future transferee, pledgee, donee or successor of any such other holders of debentures, do not beneficially own any shares of our common stock other than the shares of our common stock issuable upon conversion of the debentures.

DESCRIPTION OF DEBENTURES

We issued the debentures under an indenture dated as of November 26, 2003, between us and JPMorgan Chase Bank, as trustee. Both the debentures and the shares of common stock issuable upon conversion of the debentures are covered by a registration rights agreement. You may request a copy of the indenture and the registration rights agreement from the trustee. In addition, we have filed the indenture and the registration rights agreement as exhibits to the registration statement on Form S-3 of which this prospectus is a part.

The following description is a summary of the material provisions of the debentures, the indenture and the registration rights agreement and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the debentures and the indenture, including the definitions of certain terms used in the indenture, and to all provisions of the registration rights agreement. Wherever particular provisions or defined terms of the indenture or form of debenture are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the debentures.

As used in this “Description of Debentures” section, references to “LandAmerica,” “we,” “our” or “us” refer solely to LandAmerica Financial Group, Inc. and not to our subsidiaries.

General

The debentures will mature on November 15, 2033 unless earlier converted, redeemed or repurchased. You have the option, subject to fulfillment of certain conditions and during the periods described below, to convert your debentures into shares of our common stock at the applicable conversion rate of 14.9956 shares of common stock per $1,000 principal amount of debentures. This is equivalent to a conversion price of approximately $66.69 per share of common stock. The conversion rate is subject to adjustment if certain events occur. Upon conversion of a debenture and subject to our payment elections, you will receive only shares of our common stock and a cash payment to account for any fractional share. You will not receive any cash payment for interest (or contingent interest or additional amounts, if any) accrued and unpaid to the conversion date except under the limited circumstances described below.

If any interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below) falls on a day that is not a business day, the required payment will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due, and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below), as the case may be, to that next succeeding business day.

Substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our cash flow and our ability to service our debt, including the debentures, depends on the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide us cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the debentures. Certain of our subsidiaries are subject to state insurance laws and regulations that restrict their ability to pay dividends to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the debentures or to make any funds available for that purpose. In addition, dividends, loans or other distributions from our subsidiaries to us may be subject to contractual and other restrictions and are subject to other business considerations.

In a number of states, certain of our insurance subsidiaries are subject to regulations that require minimum amounts of statutory surplus. Under these and other such statutory regulations, approximately $81.3 million of the net assets of our consolidated insurance subsidiaries are available for dividends, loans or advances to us during 2005. We have received approximately $15.0 million of this 2005 amount in dividends from our insurance subsidiaries as of September 30, 2005. In addition to the minimum statutory surplus requirements described above, these insurance subsidiaries are also subject to state regulations that require that the payment of any extraordinary dividends receive prior approval of the insurance regulators of such states. See “Dividend Policy.”

The debentures are issued only in denominations of $1,000 principal amount and integral multiples thereof. References to “a debenture” or “each debenture” in this prospectus refer to $1,000 principal amount of the debentures. The debentures are limited to $115,000,000 aggregate principal amount.

As used in this prospectus, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

When we refer to “common stock,” we mean the common stock, without par value, of LandAmerica Financial Group, Inc., which is the only outstanding class of our capital stock.

Ranking

The debentures are our direct, unsecured and unsubordinated obligations. The debentures rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The debentures effectively rank junior to any of our existing and future secured indebtedness and any of our existing and future indebtedness guaranteed by our subsidiaries. In addition, our rights and the rights of our creditors, including the holders of the debentures, to participate in the assets of a subsidiary during its liquidation or reorganization are effectively subordinated to all existing and future liabilities of that subsidiary, including guarantees by the subsidiary of our existing and future indebtedness. As of June 30, 2005, we had senior debt of $390.0 million, none of which was secured or guaranteed by our subsidiaries. At such date, our subsidiaries had approximately $1,629.0 million in liabilities, including approximately $60.4 million of borrowings from the Federal Home Loan Bank and $9.0 million in trust preferred stock that are secured by subsidiary assets.

Interest

The debentures bear interest at a rate of 3.125% per annum. We will also pay contingent interest on the debentures in the circumstances described under “—Contingent Interest.” Interest (including contingent interest and additional amounts, if any) shall be payable semi-annually in arrears on May 15 and November 15 of each year, commencing May 15, 2004.

Interest on a debenture (including contingent interest and additional amounts, if any) will be paid to the person in whose name the debenture is registered at the close of business on the May 1 or November 1, as the case may be (each, a “record date”), immediately preceding the relevant interest payment date (whether or not such day is a business day). Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months and will accrue from November 26, 2003 or from the most recent date to which interest has been paid or duly provided for.

Contingent Interest

Beginning with the six-month interest period commencing on November 15, 2010, we will pay contingent interest on the interest payment date for a six-month interest period if the average trading price (as defined below) of the debentures during the five trading day period immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the debentures.

On any interest payment date when contingent interest shall be payable, the contingent interest payable per debenture will equal 0.25% of the average trading price of such debenture during the applicable five trading-day reference period.

We will notify the holders of the debentures upon a determination that they will be entitled to receive contingent interest with respect to any six-month interest period.

The “trading price” of a debenture on any date of determination shall be determined by us and shall be the average of the secondary market bid quotations per debenture obtained by the bid solicitation agent for $5,000,000 aggregate principal amount of debentures at approximately 4:00 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if:

•	at least three such bids are not obtained by the bid solicitation agent, or

•	in our reasonable judgment, the bid quotations are not indicative of the secondary market value of debentures as of such determination date,

then the trading price for such determination date will equal (1) the applicable conversion rate of the debentures as of such determination date multiplied by (2) the average last reported sale price (as defined below) of our common stock on the five trading days ending on such determination date.

The Trustee is the initial bid solicitation agent. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the debentures.

Optional Redemption by Us

No sinking fund is provided for the debentures. Prior to November 15, 2010, the debentures will not be redeemable. On or after November 15, 2010, we may redeem the debentures in whole or in part at any time for a redemption price in cash equal to 100% of the principal amount of the debentures to be redeemed, plus any accrued and unpaid interest (including contingent interest and additional amounts, if any) to but excluding the redemption date.

If the redemption date is an interest payment date, interest (including contingent interest and additional amounts, if any) shall be paid on such interest payment date to the record holder on the relevant record date.

We will provide not less than 30 nor more than 60 days’ notice of redemption by mail to each registered holder of debentures to be redeemed. If the redemption notice is given and funds are deposited as required, then interest will cease to accrue on and after the redemption date on those debentures or portions of debentures called for redemption.

If we decide to redeem fewer than all of the outstanding debentures, the trustee will select the debentures to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate. If the trustee selects a portion of your debentures for partial redemption and you convert a portion of your debentures, the converted portion will be deemed to be from the portion selected for redemption.

We may not redeem the debentures if we have failed to pay any interest (including contingent interest and additional amounts, if any) on the debentures when due and such failure to pay is continuing. We will notify all of the holders if we redeem any of the debentures.

Conversion Rights

Subject to the conditions and during the periods described below, you may convert each of your debentures into shares of our common stock at the applicable conversion rate of 14.9956 shares of common stock per $1,000 principal amount of debentures (equivalent to a conversion price of approximately $66.69 per share of common stock based on the issue price per debenture). The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The initial conversion rate was 14.9162 shares per $1,000 principal amount of debentures. You may convert fewer than all of your debentures so long as the debentures converted are an integral multiple of $1,000 principal amount.

You may convert your debentures into shares of our common stock only in the following circumstances, which are described in more detail below, and to the following extent:

•	in whole or in part, upon satisfaction of the market price condition;

•	in whole or in part, upon satisfaction of the trading price condition;

•	if any of your debentures are called for redemption, those debentures that have been so called;

•	in whole or in part, upon the occurrence of specified corporate transactions; or

•	in whole or in part, if a credit ratings event occurs.

If we call your debentures for redemption, you may convert the debentures only until the close of business on the second business day prior to the redemption date unless we fail to pay the redemption price. If you have already delivered a repurchase election with respect to a debenture as described under either “—Repurchase of Debentures by Us at the Option of the Holder” or “—Repurchase of Debentures by Us at the Option of the Holder Upon a Fundamental Change,” you may not surrender that debenture for conversion until you have withdrawn the repurchase election in accordance with the indenture.

Upon conversion, you will not receive any cash payment of interest (including contingent interest and additional amounts, if any) unless such conversion occurs between a regular record date and the interest payment date to which it relates. We will not issue fractional common shares upon conversion of debentures. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price of the common stock on the trading day prior to the conversion date. Our delivery to you of the full number of shares of our common stock into which a debenture is convertible, together with any cash payment for any fractional share, will be deemed to satisfy our obligation to pay:

•	the principal amount of the debenture; and

•	accrued but unpaid interest (including contingent interest and additional amounts, if any) to but excluding the conversion date.

As a result, accrued but unpaid interest (including contingent interest and additional amounts, if any) to but excluding the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. For a discussion of your tax treatment upon receipt of our common stock upon conversion, see “Material United States Federal Income Tax Considerations.”

Notwithstanding the preceding paragraph, if debentures are converted after the close of business on a record date, holders of such debentures at the close of business on the record date will receive the interest (including contingent interest and additional amounts, if any) payable on such debentures on the corresponding interest payment date notwithstanding the conversion. Debentures, upon surrender for conversion during the period from the close of business on any regular record date to the opening of business on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest (including contingent interest and additional amounts, if any) payable on the debentures so converted; provided that no such payment need be made (1) if we have specified a redemption date that is after a record date and on or prior to the next interest payment date, (2) if we have specified a redemption date following a fundamental change that is after a record date and on or prior to the next interest payment date or (3) to the extent of any overdue interest (including any contingent interest and additional amounts) if any overdue interest exists at the time of conversion with respect to such debenture.

If you convert debentures, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because you request the shares to be issued or delivered to another person, in which case you will pay that tax.

Conversion Procedures

To convert your debenture into common stock you must do the following:

•	complete and manually sign the conversion notice on the back of the debenture, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent;

•	surrender the debenture to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with these requirements is the conversion date under the indenture. If your interest is a beneficial interest in a global debenture, to convert you must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global debenture.

The conversion agent will, on your behalf, convert the debentures into shares of our common stock, to the extent we elect to satisfy our conversion obligation in common stock. See “—Payment Upon Conversion.” You may obtain copies of the required form of the conversion notice from the conversion agent. A certificate, or a book-entry transfer through DTC, for the number of full shares of our common stock into which any debentures are converted, together with a cash payment for any fractional share, will be delivered through the conversion agent as soon as practicable, but no later than the fifth business day, following the conversion date.

Payment Upon Conversion

(1) Conversion on or prior to the final notice date. In the event that we receive your notice of conversion on or prior to the day that is 20 days prior to maturity or, with respect to debentures being redeemed, the applicable redemption date (the “final notice date”), the following procedures will apply:

If we choose to satisfy all or any portion of our obligation (the “conversion obligation”) in cash, we will notify you through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is two business days following receipt of your notice of conversion (“cash settlement notice period”). If we timely elect to pay cash for any portion of the shares otherwise issuable to you, you may retract the conversion notice at any time during the two business day period beginning on the day after the final day of the cash settlement notice period (“conversion retraction period”); no such retraction can be made (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of shares (other than cash in lieu of fractional shares). If the conversion notice has not been retracted, then settlement (in cash and/or shares) will occur on the business day following the final day of the 10 trading day period beginning on the day after the final day of the conversion retraction period. Settlement amounts will be computed as follows:

•	If we elect to satisfy the entire conversion obligation in shares, we will deliver to you a number of shares equal to (1) the aggregate original principal amount of debentures to be converted divided by 1,000 multiplied by (2) the applicable conversion rate.

•	If we elect to satisfy the entire conversion obligation in cash, we will deliver to you cash in an amount equal to the product of:

•	a number equal to (1) the aggregate original principal amount of debentures to be converted divided by 1,000 multiplied by (2) the applicable conversion rate and

•	the average of the last reported sale prices of our common stock for the ten consecutive trading days immediately following the date of our notice of our election to deliver cash (the “cash settlement averaging period”).

•	If we elect to satisfy in cash a fixed portion of the conversion obligation other than the entire obligation, or a percentage of the conversion obligation other than 100%, we will deliver to you such cash amount (“cash amount”) and a number of shares equal to the excess, if any, of the number of shares equal to (i) the aggregate original principal amount of debentures to be converted divided by 1,000, multiplied by (ii) the conversion rate, over the number of shares equal to the sum, for each day of the cash settlement averaging period, of (x) 10% of the cash amount, divided by (y) the last reported sale price of our common stock. In addition, we will pay cash for all fractional shares of common stock as described above.

(2) Conversion after the final notice date. In the event that we receive your notice of conversion after the final notice date, we will not send individual notices of our election to satisfy all or any portion of the conversion obligation in cash. Instead, if we choose to satisfy all or any portion of the conversion obligation in cash, we will send a single notice to the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the final notice date. Settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under “—Conversion on or Prior to the Final Notice Date” except that the “cash settlement averaging period” shall be the five consecutive trading days ending on the third trading day prior to the conversion date. Settlement (in cash and/or shares) will occur on the business day following the final day of such cash settlement averaging period.

“Trading day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a United States national or regional securities exchange, on the principal other market on which our common stock is then traded.

(3) Conversion after irrevocable election to pay principal in cash. At any time prior to maturity, we may irrevocably elect, in our sole discretion without the consent of the holders of the debentures, by notice to the trustee and the holders of the debentures to satisfy in cash 100% of the principal amount of the debentures converted after the date of such election. After making such an election, we still may satisfy our conversion obligation to the extent it exceeds the principal amount in cash or common stock or a combination of cash and common stock. If we choose to satisfy all or a portion of the remainder of our conversion obligation in cash, we will provide notice of our election in the same manner as set forth above under either “—Conversion on or Prior to the Final Notice Date” or “—Conversion After the Final Notice Date,” whichever is applicable. If we choose to satisfy all of the remainder of our conversion obligation in common stock, notice of our election to deliver cash for the principal amount will be deemed to have been provided on the last date of the cash settlement notice period and your notice of conversion will not be retractable. Settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under “—Conversion on or Prior to the Final Notice Date” and “—Conversion After the Final Notice Date,” as applicable.

Conversion Upon Satisfaction of Market Price Condition

You may surrender your debentures for conversion into our common stock (1) in any calendar quarter commencing after December 31, 2003 and before December 31, 2028 (and only during such calendar quarter) if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 125% of the applicable conversion price per share of our common stock on such last trading day and (2) at any time on or after January 1, 2029 if the last reported sale price of our common stock on any date on or after December 31, 2028 is greater than or equal to 125% of the conversion price.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported in composite transactions for the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq National Market. If our common stock is not listed for trading on a United States national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date from each of at least three independent nationally recognized investment banking firms selected by us for this purpose.

Conversion Upon Satisfaction of Trading Price Condition

You may surrender your debentures for conversion into shares of our common stock during the five business day period after any five consecutive trading day period in which the “trading price” per debenture, as determined following a request by a holder of debentures in accordance with the procedures described below, for each day of that period was less than 98% of the product of the conversion rate and the last reported sale price of our common stock for each day during such period (the “98% Trading Exception”); provided that if, on the date of any conversion pursuant to the 98% Trading Exception, the closing sale price of our common stock is greater than the conversion price, then you will receive, in lieu of common stock based on the conversion rate, an amount in cash equal to the principal amount of the debentures converted, plus accrued and unpaid interest, including contingent interest, if any, to the conversion date.

The “trading price” of a debenture on any date of determination shall be determined by us and shall be the average of the secondary market bid quotations per debenture obtained by the bid solicitation agent for $5,000,000 aggregate principal amount of debentures at approximately 4:00 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least two such bids cannot reasonably be obtained by the trustee, but one such bid can reasonably be obtained by the trustee, this one bid will be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 original principal amount of the debentures from a nationally recognized securities dealer, or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the debentures, then the trading price per debenture will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

In connection with any conversion upon satisfaction of the above trading price condition, the trustee shall have no obligation to determine the trading price of the debentures unless we have requested such determination; and we shall have no obligation to make such request unless you provide us with reasonable evidence that the trading price per debenture would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the trustee to determine the trading price of the debentures beginning on the next trading day and on each successive trading day until the trading price per debenture is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

Conversion Upon Notice of Redemption

If we call any or all of the debentures for redemption, you may convert any of your debentures that have been called for redemption into our common stock at any time prior to the close of business on the second business day prior to the redemption date.

Conversion Upon Specified Corporate Transactions

If we elect to:

•	distribute to all holders of our common stock rights or warrants entitling them to subscribe for or purchase, for a period expiring within 45 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution; or

•	distribute to all holders of our common stock, assets, debt securities or rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 5% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify holders of the debentures at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their debentures for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or any announcement that such distribution will not take place. No holder may exercise this right to convert if the holder otherwise will participate in the distribution without conversion. The “ex-dividend” date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

In addition, if we are a party to a consolidation, merger or binding share exchange, in each case pursuant to which our common stock would be converted into cash or property other than securities, a holder may surrender debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until and including the date which is 15 days after the actual effective date of such transaction. If we engage in certain reclassifications of our common stock or are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets, in each case pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a debenture into our common stock will be changed into a right to convert a debenture into the kind and amount of cash, securities or other property which a holder would have received if the holder had converted its debentures immediately prior to the applicable record date for such transaction. If we engage in any transaction described in the preceding sentence, the conversion rate will not be adjusted. If the transaction also constitutes a fundamental change, a holder can require us to redeem all or a portion of its debentures as described under “—Repurchase of Debentures by Us at the Option of the Holder Upon a Fundamental Change.”

Conversion Upon Credit Ratings Event

If we obtain a credit rating for the debentures from Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Rating Services (“Standard & Poor’s”) or both, then you will have the right to surrender your debentures for conversion into our common stock prior to maturity as follows:

•	if we obtain a credit rating for the debentures from both Moody’s and Standard & Poor’s, at any time when (i) the long-term credit rating assigned to the debentures by Moody’s or Standard & Poor’s is two or more levels below the credit rating initially assigned to the debentures, (ii) both Moody’s and Standard & Poor’s have discontinued, withdrawn or suspended their ratings with respect to the debentures or (iii) either Moody’s or Standard & Poor’s has discontinued, withdrawn or suspended its rating with respect to the debentures and the remaining rating is two or more levels below the credit rating initially assigned to the debentures; or

•	if we obtain a credit rating for the debentures from only one of Moody’s and Standard & Poor’s, at any time when (i) the long-term credit rating assigned to the debentures by such rating agency is two or more levels below the credit rating initially assigned to the debentures or (ii) such rating agency has discontinued, withdrawn or suspended its rating.

The debentures have not been assigned a credit rating by any rating agency. We have no obligation to obtain a credit rating for the debentures, and these provisions do not apply to any credit rating that we have not requested.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the debentures participate in any of the transactions described below.

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR¹ = CR0	x	OS¹
OS0

where,

CR0 = the conversion rate in effect immediately prior to such event

CR¹ = the conversion rate in effect immediately after such event

OS0 = the number of our shares of common stock outstanding immediately prior to such event

OS¹ = the number of our shares of common stock outstanding immediately after such event

(2) If we issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 45 days to subscribe for or purchase shares of our common stock, or securities convertible into shares of our common stock, at a price per share or a conversion price per share less than the sale price of shares of our common stock on the business day immediately preceding the time of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR¹ = CR0	x	OS0 + X
OS0 + Y

where,

CR0 = the conversion rate in effect immediately prior to such event

CR¹ = the conversion rate in effect immediately after such event

OS0 = the number of shares of our common stock outstanding immediately prior to such event

X    = the total number of shares of our common stock issuable pursuant to such rights

Y    = the number of shares of our common stock equal to the aggregate price payable to exercise such rights divided by the average of the last reported sale prices of our common stock for the ten consecutive trading days prior to the business day immediately preceding the record date for the issuance of such rights

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•	dividends, distributions and rights or warrants referred to in clause (1) or (2) above; and

•	dividends or distributions paid exclusively in cash;

then the conversion rate will be adjusted based on the following formula:

CR¹ = CR0	x	SP0
Sp0 – FMV

where,

CR0   = the conversion rate in effect immediately prior to such distribution

CR¹   = the conversion rate in effect immediately after such distribution

SP0   = the average of the last reported sale prices of our common stock for the ten days prior to the business day immediately preceding the record date for such distribution

FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the record date for such distribution

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive the distribution will be increased based on the following formula:

CR¹ = CR0	x	FMV0 + MP0
MP0

where,

CR0    = the conversion rate in effect immediately prior to such distribution

CR¹    = the conversion rate in effect immediately after such distribution

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 trading days after the effective date of the spin-off

MP0  = the average of the last reported sale prices of our common stock over the first 10 consecutive trading days after the effective date of the spin-off

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the effective date of the spin-off.

(4) If we make any cash dividend or distribution during any of our quarterly fiscal periods to all or substantially all holders of our common stock, in an aggregate amount that, together with other cash dividends or distributions made during such quarterly fiscal period, exceeds the product of $0.10 (appropriately adjusted from time to time for any share dividends on or subdivisions of our common stock) multiplied by the number of shares of common stock outstanding on the record date for such distribution, the conversion rate will be adjusted based on the following formula:

CR¹ = CR0	x	SP0
SP0 – C

where,

CR0 = the conversion rate in effect immediately prior to the record date for such distribution

CR¹ = the conversion rate in effect immediately after the record date for such distribution

SP0 = the average of the last reported sale prices of our common stock for the ten consecutive trading days prior to the business day immediately preceding the record date of such distribution

C   = the amount in cash per share we distribute to holders of our common stock that exceeds $0.10 (approximately adjusted from time to time for any share dividends on, or subdivisions of, our common stock)

(5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR¹ = CR0	x	AC + (SP¹ x OS1)
OS0 x SP1

where,

CR0 = the conversion rate in effect on the date such tender or exchange offer expires

CR¹ = the conversion rate in effect on the day next succeeding the date such tender or exchange offer expires

AC  = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer

OS0 = the number of shares of common stock outstanding immediately prior to the date such tender or exchange offer expires

OS¹ = the number of shares of common stock outstanding immediately after the date such tender or exchange offer expires

SP¹ = the average of the last reported sale prices of our common stock for the ten consecutive trading days commencing on the trading day next succeeding the date such tender or exchange offer expires

If, however, the application of the foregoing formula would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

In the event of:

•	any reclassification of our common stock, or

•	a consolidation, merger or combination involving us, or

•	a sale or conveyance to another person of all or substantially all of our property and assets,

in which holders of our outstanding common stock would be entitled to receive cash, securities or other property for their shares of common stock, holders of debentures will generally be entitled thereafter to convert their debentures into the same type of consideration received by holders of our common stock immediately prior to one of these types of event.

We are permitted to increase the conversion rate of the debentures by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We are required to give at least 15 days prior notice of any increase in the conversion rate. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. For discussion of the United States federal income tax treatment of an adjustment to the conversion rate of the debentures, see “Material United States Federal Income Tax Considerations—Tax Consequences to United States Holders—Constructive Dividends.”

Holders of debentures will receive, upon conversion of debentures, in addition to shares of our common stock, the rights under our existing rights plan or, if we amend our rights plan or adopt a new rights plan while debentures remain outstanding, the rights under that rights plan as so amended or adopted unless, prior to the conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from our common stock, in which case the applicable conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock shares of our common stock, evidences of indebtedness or assets described in clause (4) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

As used in this prospectus, “current market price” means the average of the last reported sale prices per share of our common stock for the 20 trading day period ending on the applicable date of determination (if the applicable date of determination is a trading day or, if not, then on the last trading day prior to the applicable date of determination), appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during the 20 trading period and ending on the applicable date of determination, of any event that would result in an adjustment of the conversion rate under the indenture.

The applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the debentures were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest (including contingent interest and additional amounts, if any).

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share.

In the event of:

•	a taxable distribution to holders of shares of common stock that results in an adjustment to the conversion rate or

•	an increase in the conversion rate at our discretion,

the holders of the debentures may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. In addition, Non-United States Holders of debentures in certain circumstances may be deemed to have received a distribution subject to United States federal withholding tax requirements. See “Material United States Federal Income Tax Considerations—Tax Consequences to United States Holders—Constructive Dividends” and “—Tax Consequences to Non-United States Holders—Debentures.”

Repurchase of Debentures by Us at the Option of the Holder

You have the right to require us to repurchase all or a portion of your debentures for cash on November 15, 2010, November 15, 2013, November 15, 2018, November 15, 2023 and November 15, 2028 (each, a “repurchase date”).

We will be required to repurchase any outstanding debenture for which you deliver a written repurchase notice to the paying agent (which will initially be the trustee). This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day prior to the repurchase date. You may withdraw your repurchase notice at any time prior to the close of business on the business day prior to the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the debentures listed in the notice. Our repurchase obligation will be subject to certain additional conditions described below.

The repurchase price payable will be equal to 100% of the principal amount of the debentures to be repurchased plus any accrued and unpaid interest (including contingent interest and additional amounts, if any) to but excluding the repurchase date.

On or before the 20th business day prior to each repurchase date, we will provide to the trustee, the paying agent and all holders of debentures at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

•	the repurchase price;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that holders must follow to require us to repurchase their debentures.

Your notice electing to require us to repurchase debentures must state:

•	if certificated debentures have been issued, the debenture certificate numbers;

•	the portion of the principal amount of debentures to be repurchased, which must be in integral multiples of $1,000; and

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

If your debentures are not in certificated form, your repurchase notice must comply with appropriate DTC procedures.

No debentures may be repurchased at the option of holders if there has occurred and is continuing an event of default under the indenture, other than an event of default that is cured by the payment of the repurchase price of the debentures.

You may withdraw any repurchase notice in whole or in part by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day prior to the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

If your debentures are not in certificated form, your withdrawal notice must comply with appropriate DTC procedures.

To receive payment of the repurchase price, you must either effect book-entry transfer of your debentures or deliver your debentures, together with necessary endorsements, to the office of the paying agent after delivery of your repurchase notice. Payment of the repurchase price for a debenture will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the debenture.

If the paying agent holds money sufficient to pay the repurchase price of the debentures on the repurchase date, then, on and after the business day following such date:

•	the debentures will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the debentures has been made or the debentures have been delivered to the paying agent); and

•	all other rights of the holders will terminate (other than the right to receive the repurchase price upon transfer or delivery of the debentures).

We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of our repurchase notice. If then required by the applicable rules, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the debentures.

Repurchase of Debentures by Us at the Option of the Holder Upon a Fundamental Change

If a fundamental change (as defined below in this section) occurs at any time prior to the maturity date, you will have the right, at your option, to require us to repurchase for cash any or all of your debentures, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The repurchase price we are required to pay is equal to 100% of the principal amount of the debentures to be purchased plus accrued and unpaid interest (including contingent interest and additional amounts, if any) to but excluding the repurchase date.

A “fundamental change” will be deemed to have occurred at the time after the debentures are originally issued that any of the following occurs:

•	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any other schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of all shares of our capital stock that are entitled to vote generally in the election of directors;

•	consummation of any share exchange, consolidation or merger of us or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our subsidiaries, pursuant to which our common stock will be converted into cash, securities or other property; provided, however, that a transaction where the holders of our voting capital stock immediately prior to such transaction have directly or indirectly more than 50% of the aggregate voting power of all shares of capital stock of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a fundamental change;

•	continuing directors (as defined below) cease to constitute at least a majority of our board of directors;

•	our shareholders approve any plan or proposal for our liquidation or dissolution; or

•	our common stock or other common stock into which the debentures are convertible is neither listed for trading on a United States national securities exchange nor approved for trading on the Nasdaq National Market or another established automated over-the-counter trading market in the United States.

“Continuing director” means a director who was a member of our board of directors on the date of the indenture or who becomes a director subsequent to that date and whose election, appointment or nomination for election by our shareholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of directors in which such individual is named as nominee for director.

A fundamental change will not be deemed to have occurred in respect of any of the foregoing, however, if either:

•	the last reported sale price of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the fundamental change or the public announcement thereof, equals or exceeds 105% of the applicable conversion price of the debentures immediately before the fundamental change or the public announcement thereof; or

•	at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the fundamental change consists of shares of capital stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the debentures become convertible into such publicly traded securities, excluding cash payments for fractional shares.

For purposes of the above paragraph the term “capital stock” of any person means any and all shares (including ordinary shares or American Depository Shares), interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

On or before the 30th day after the occurrence of a fundamental change, we will provide to all holders of the debentures and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent;

•	the applicable conversion rate and any adjustments to the applicable conversion rate;

•	that the debentures with respect to which a fundamental change repurchase election has been given by the holder may be converted only if the holder withdraws the fundamental change repurchase election in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their debentures.

To exercise the repurchase right, you must deliver prior to the close of business on the business day immediately preceding the repurchase date, subject to extension to comply with applicable law, the debentures to be repurchased, duly endorsed for transfer, together with a written repurchase election and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the debentures duly completed, to the paying agent. Your repurchase election must state:

•	if certificated, the certificate numbers of your debentures to be delivered for repurchase;

•	the portion of the principal amount of debentures to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

If the debentures are not in certificated form, your notice must comply with appropriate DTC procedures.

You may withdraw any repurchase election (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

If the debentures are not in certificated form, your notice must comply with appropriate DTC procedures.

We will be required to repurchase the debentures no later than 30 days after the date of our notice of the occurrence of the relevant fundamental change subject to extension to comply with applicable law. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the debentures. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the debentures on the fundamental change repurchase date, then on the business day following such date:

•	the debentures will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the debentures is made or whether or not the debenture is delivered to the paying agent); and

•	all other rights of the holders will terminate (other than the right to receive the fundamental change repurchase price upon delivery or transfer of the debentures).

We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of our repurchase of debentures upon a fundamental change. If then required by the applicable rules, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the debentures.

The rights of the holders to require us to repurchase their debentures upon a fundamental change could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a standard term contained in other offerings of debt securities similar to the debentures that have been marketed by the initial purchasers. The terms of the fundamental change repurchase feature resulted from negotiations between the initial purchasers and us.

The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the debentures upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

No debentures may be repurchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default under the indenture, other than an event of default that is cured by the payment of the fundamental change repurchase price of the debentures.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the debentures to require us to repurchase its debentures as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. If we fail to repurchase the debentures when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates, and we believe the repurchase of the debentures upon a fundamental change could constitute an event of default under our outstanding notes due 2006, 2008 and 2011 and our credit facility.

Merger and Sale of Assets by Us

The indenture provides that we may not consolidate with or merge with or into any other person or sell, convey, transfer or lease our properties and assets substantially as an entirety to another person, unless:

•	we are the surviving person, or the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	the successor person assumes all of our obligations under the debentures and the indenture;

•	immediately after giving effect to such transaction, there is no event of default or event that, with notice or passage of time or both, would become an event of default; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with these requirements.

Upon any permitted consolidation, merger, sale, conveyance, transfer or lease, the resulting, surviving or transferee person shall succeed to and be substituted for us, and may exercise our rights and powers under the indenture and the debentures, and after any such contemplated transaction, we will be relieved of all obligations and covenants under the indenture and the debentures.

Events of Default; Notice and Waiver

The following will be events of default under the indenture:

•	we fail to pay principal of the debentures when due at maturity, upon redemption, upon repurchase or otherwise;

•	we fail to pay any interest (including contingent interest and additional amounts, if any) on the debentures when due and such failure continues for a period of 30 days;

•	we fail to provide notice of the occurrence of a fundamental change on a timely basis;

•	default in our obligation to convert the debentures into shares of our common stock, cash or a combination of cash and common stock upon exercise of a holder’s conversion right and such default continues for a period of 10 days;

•	default in our obligation to repurchase the debentures at the option of a holder upon a fundamental change or on any other repurchase date;

•	default in our obligation to redeem the debentures after we have exercised our option to redeem;

•	we fail to perform or observe any of the covenants in the indenture for 60 days after written notice to us from the trustee or the holders of at least 25% in principal amount of the outstanding debentures;

•	there occurs an event of default with respect to our or any of our subsidiaries’ indebtedness having a principal amount then outstanding, individually or in the aggregate, of at least $15.0 million, whether such indebtedness now exists or is hereafter incurred, which default or defaults:

•	shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable; or

•	shall constitute the failure to pay such indebtedness at the final stated maturity thereof (after expiration of any applicable grace period);

•	any final judgment or judgments for the payment of money in excess of $15.0 million shall be rendered against us and shall not be discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect; and

•	certain events involving our bankruptcy, insolvency or reorganization.

The trustee may withhold notice to the holders of the debentures of any default, except defaults in payment of principal or interest (including contingent interest or additional amounts, if any) on the debentures. However, the trustee must consider it to be in the interest of the holders of the debentures to withhold this notice.

If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding debentures may declare the principal and accrued and unpaid interest (including contingent interest and additional amounts, if any) on the outstanding debentures to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal and accrued and unpaid interest (including contingent interest and additional amounts, if any) on the debentures will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal or interest (including contingent interest and additional amounts, if any) that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding debentures may waive these past defaults.

The holders of a majority of outstanding debentures will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

No holder of the debentures may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest (including contingent interest or additional amounts, if any) on the debentures, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in principal amount of outstanding debentures make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the debentures;

•	the holder or holders have offered reasonable security or indemnity to the trustee against any costs, liability or expense of the trustee; and

•	the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

Modification and Waiver

The consent of the holders of a majority in principal amount of the outstanding debentures is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding debenture if it would:

•	extend the fixed maturity of any debenture;

•	reduce the rate or extend the time for payment of interest (including contingent interest or additional amounts, if any) on any debenture;

•	reduce the principal amount of any debenture;

•	reduce any amount payable upon redemption or repurchase of any debenture;

•	affect our obligation to redeem any debentures on a redemption date in a manner adverse to such holder;

•	affect our obligation to repurchase any debenture at the option of the holder in a manner adverse to such holder;

•	affect our obligation to repurchase any debenture upon a fundamental change in a manner adverse to such holder;

•	impair the right of a holder to institute suit for payment on any debenture;

•	change the currency in which any debenture is payable;

•	impair the right of a holder to convert any debenture or reduce the number of common shares, the amount of cash or the amount of any other property receivable upon conversion;

•	reduce the quorum or voting requirements under the indenture;

•	change any obligation of ours to maintain an office or agency in the places and for the purposes specified in the indenture;

•	subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture; or

•	reduce the percentage of debentures required for consent to any modification of the indenture.

We are permitted to modify certain provisions of the indenture without the consent of the holders of the debentures, including to:

•	secure any debentures;

•	evidence the assumption of our obligations by a successor person;

•	add covenants for the benefit of the holders of debentures;

•	cure any ambiguity or correct any error in the indenture, so long as such action will not adversely affect the interests of holders, provided that any such amendment made solely to conform the provisions of the indenture to this prospectus will be deemed not to adversely affect the interests of holders;

•	establish the forms or terms of the debentures;

•	evidence the acceptance of appointment by a successor trustee;

•	qualify or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended; and

•	make other changes to the indenture or forms or terms of the debentures, provided no such change individually or in the aggregate with all other such changes has or will have a material adverse effect on the interests of the holders of the debentures.

Calculations in Respect of Debentures

We are responsible for making all calculations called for under the indenture. These calculations include, but are not limited to, determinations of the market prices of our common stock and the debentures, the amount of accrued interest (including contingent interest and additional amounts, if any) payable on the debentures and the conversion price of the debentures. We will make all these calculations in good faith, and, absent manifest error, our calculations will be final and binding on holders of debentures. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of debentures upon the request of that holder.

Information Concerning the Trustee

We have appointed JPMorgan Chase Bank, the trustee under the indenture, as paying agent, conversion agent, debenture registrar and custodian for the debentures. The trustee or its affiliates may also provide banking and other services to us in the ordinary course of their business.

Governing Law

The debentures and the indenture are governed by, and construed in accordance with, the laws of the State of New York.

Form, Denomination, Exchange, Registration and Transfer

The debentures were issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Holders may present debentures for conversion, registration of transfer and exchange at the office maintained by us for such purpose, which initially is the Corporate Trust Office of the trustee in The City of New York.

Payment and Paying Agent

We will maintain an office in the Borough of Manhattan, The City of New York, where we will pay the principal on the debentures and you may present the debentures for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee. We may pay interest by check mailed to your address as it appears in the debenture register, provided that if you are a holder with an aggregate principal amount in excess of $2.0 million, you will be paid, at your written election, by wire transfer in immediately available funds.

However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

Notices

Except as otherwise described herein, notice to registered holders of the debentures will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Rule 144A Information Request

We will furnish to the holders or beneficial holders of the debentures or the underlying common stock and prospective purchasers, upon their request, the information, if any, required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer “restricted securities” within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.

Registration Rights

We entered into a registration rights agreement with the initial purchasers pursuant to which we have, for the benefit of the holders of the debentures and the common stock issuable upon conversion of the debentures, at our cost, filed a shelf registration statement, of which this prospectus is a part, covering resales of the debentures and the common stock issuable upon conversion thereof pursuant to Rule 415 under the Securities Act.

Our obligation to use our best efforts to keep the shelf registration statement effective terminates upon the earlier of:

•	the second anniversary of the original date of issuance of the debentures; and

•	such time as all of the debentures and the common stock issuable upon conversion thereof cease to be outstanding or have been sold either pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act or any similar provision then in force.

We may suspend the effectiveness of the shelf registration statement or the use of this prospectus that is part of the shelf registration statement during specified periods under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any such suspension period shall not exceed an aggregate of 90 days in any 12-month period. In addition, holders will be unable to use the registration statement if we have filed a post-effective amendment to the registration statement for the purpose of adding holders to the registration statement until the post-effective amendment is declared effective, and this inability will not be subject to the 90-day limit referred to above or the payment of additional amounts discussed below.

We will pay predetermined additional amounts to holders of debentures and holders of common stock issued upon conversion of the debentures if the prospectus is unavailable for periods in excess of those permitted above. Those additional amounts will accrue until the unavailability is cured. We will have no other liabilities for monetary damages with respect to our registration obligations, except that if we breach, fail to comply with or violate some provisions of the registration rights agreement, the holders of the debentures may be entitled to equitable relief, including injunction and specific performance.

A holder who elects to sell securities pursuant to the shelf registration statement will be required to:

•	be named as a selling securityholder in the related prospectus;

•	deliver a prospectus to purchasers; and

•	be subject to the provisions of the registration rights agreement, including indemnification provisions.

Under the registration rights agreement we will:

•	pay all expenses of the shelf registration statement;

•	provide each registered holder with copies of the prospectus;

•	notify holders when the shelf registration statement has become effective; and

•	take other reasonable actions as are required to permit unrestricted resales of the debentures and common stock issued upon conversion of the debentures in accordance with the terms and conditions of the registration rights agreement.

Book-Entry System

The debentures are evidenced by one or more global debentures. We have deposited the global debenture or debentures with DTC and registered the global debentures in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global debenture may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global debenture to such persons may be limited.

Beneficial interests in a global debenture held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global debenture, Cede & Co. for all purposes will be considered the sole holder of such global debenture. Except as provided below, owners of beneficial interests in a global debenture will:

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global debenture.

We will pay interest (including contingent interest and additional amounts, if any) on and the redemption price and the repurchase price of a global debenture to Cede & Co., as the registered owner of the global debenture, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global debenture; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of debentures, including the presentation of debentures for conversion, only at the direction of one or more participants to whose account with DTC interests in the global debenture are credited, and only in respect of the principal amount of the debentures represented by the global debenture as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global debenture among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, DTC has ceased to be a clearing agency registered under the Exchange Act or an event of default has occurred and is continuing, we will issue debentures in certificated form in exchange for global debentures. In addition, beneficial interests in a global debenture may be exchanged for a certificated debenture upon the reasonable request of any beneficial holder on terms acceptable to us, the trustee and the depositary. The indenture permits us to determine at any time and in our sole discretion that debentures shall no longer be represented by global debentures. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global debenture at the request of each DTC participant. We would issue definitive certificates in exchange for any beneficial interests withdrawn.

DESCRIPTION OF CAPITAL STOCK

The following summary description of our capital stock is qualified in its entirety by reference to applicable provisions of Virginia law and our Articles of Incorporation (our “Charter”) and our Bylaws. The complete text of our Charter and Bylaws is on file with the Securities and Exchange Commission.

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of 45,000,000 shares of common stock, without par value, and 5,000,000 shares of preferred stock, without par value.

Common Stock

The holders of common stock are entitled to one vote for each share on all matters voted on by shareholders, including elections of directors. Except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of preferred stock, the holders of common stock possess all voting power. Our Charter does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock created by the Board of Directors from time to time, the holders of common stock are entitled to such dividends as may be declared from time to time by the Board of Directors from funds available for dividends. Upon our liquidation, holders of our common stock are entitled to receive pro rata all of our assets available for distribution to such holders.

Preferred Stock

Under our Charter, the Board of Directors, without shareholder approval, is authorized to issue shares of preferred stock in one or more series. The Board may designate, with respect to each series of preferred stock, the number of shares in each such series, the dividend rates, preferences and date of payment, voluntary and involuntary liquidation preferences, the availability of redemption and the prices at which it may occur, whether or not dividends shall be cumulative and, if cumulative, the date or dates from which the same shall be cumulative, the sinking fund provisions, if any, for redemption or purchase of shares, the rights, if any, and the terms and conditions on which shares can be converted into or exchanged for shares of any other class or series, and the voting rights, if any. Any preferred stock issued may be senior to the common stock as to dividends and as to distribution in the event of our liquidation, dissolution or winding up. The ability of the Board of Directors to issue preferred stock provides us flexibility in connection with possible acquisitions and other corporate purposes. However, the ability of the Board to issue preferred stock could, among other things, adversely affect the voting power of holders of common stock.

The Board of Directors has authorized and reserved 200,000 shares of Series A Junior Participating Preferred Stock, without par value, for issuance upon the exercise of the Preferred Share Purchase Rights described below. See “—Preferred Share Purchase Rights.” The creation and issuance of any other series of preferred stock and the relative rights and preferences of any such series will be determined in the judgment of the Board of Directors. Factors which the Board would consider include our capital needs and then existing market conditions.

Preemptive Rights

No holder of any share of common stock or preferred stock has any preemptive right to subscribe to any of our securities.

Preferred Share Purchase Rights

Each outstanding share of common stock has associated with it one Preferred Share Purchase Right. Each Right entitles the registered holder to purchase from us one one-hundredth of a share of Series A Preferred Stock at a price of $85 per one one-hundredth of a share of Series A Preferred Stock, subject to adjustment. The terms of the Rights were originally set forth in a Rights Agreement, dated October 1, 1991, between us and Sovran Bank, N.A., as Rights Agent, as amended by the Amendment to Rights Agreement, dated June 22, 1992, between us, NationsBank, N.A. (formerly Sovran Bank, N.A.) and Wachovia Bank of North Carolina, N.A., as successor Rights Agent. The terms of the Rights are currently set forth in an Amended and Restated Rights

Agreement, dated August 20, 1997, between us and Wachovia Bank, N.A. (formerly Wachovia Bank of North Carolina, N.A.) as Rights Agent, as amended by the First Amendment to Amended and Restated Rights Agreement, dated December 11, 1997 between us and Wachovia, and the Second Amendment to Amended and Restated Rights Agreement, dated June 1, 1999, between us, Wachovia and State Street Bank and Trust Company, as successor Rights Agent, and the Third Amendment to Amended and Restated Rights Agreement, dated July 26, 2000, between us and State Street. The following summary of certain terms of the Preferred Share Purchase Rights is qualified in its entirety by reference to the current Rights Agreement, as amended, which is on file with the Securities and Exchange Commission.

The Rights will become exercisable only if a person or group of affiliated or associated persons has acquired beneficial ownership of, or has announced a tender offer for, 20% or more of the outstanding shares of our common stock. Under certain circumstances, the Board of Directors may reduce this threshold percentage to 10%. If a person or group of affiliated or associated persons has acquired beneficial ownership of, or has announced a tender offer for, the threshold percentage, each Right will entitle the registered holder, other than such person or group, to buy shares of common stock or Series A Preferred Stock having a market value equal to twice the exercise price. If we are acquired in a merger or other business combination, each Right will entitle the registered holder, other than such person or group, to purchase securities of the surviving company having a market value equal to twice the purchase price of $85 (subject to adjustment). The Rights will expire on August 20, 2007, and may be redeemed or exchanged by us at any time before they become exercisable.

Until the Rights become exercisable, they are evidenced by the common stock certificates and are transferred only with such certificates.

Certain Provisions of Our Charter and Bylaws

Our Charter and Bylaws contain provisions which may have the effect of delaying or preventing a change in control of us. Our Charter and Bylaws provide:

•	for division of the Board of Directors into three classes, with one class elected each year to serve a three-year term;

•	that directors may be removed only for cause and only upon the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote;

•	that a vacancy on the Board of Directors shall be filled by the remaining directors; and

•	that the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote is required to alter, amend or repeal the foregoing provisions.

Our Bylaws require advance notification for a shareholder to bring business before a shareholders’ meeting or to nominate a person for election as a director. Our Charter and Bylaws provide that, subject to the rights of holders of any series of preferred stock, special meetings of shareholders may be called only by the Chairman of the Board or a majority of the total number of directors which the Board of Directors would have if there were no vacancies. Special meetings of the shareholders may not be called by the shareholders. The business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting by or at the direction of the Board of Directors.

Our Charter also contains an “affiliated transaction provision.” The affiliated transaction provision provides that, in the event that holders of common stock are entitled to vote on certain transactions, a supermajority of at least 80% of all the votes that the holders of common stock are entitled to cast shall be required for the approval of such transactions. Such supermajority approval would be required for:

•	a merger or consolidation involving any “Interested Shareholder” (as defined below), at the record date for determining shareholders entitled to vote; and

•	a sale, lease or exchange of substantially all of our assets or property to or with an Interested Shareholder, or for the approval of a sale, lease or exchange of substantially all of the assets or property of an Interested Shareholder to or with us.

For the purpose of the affiliated transaction provision, an “Interested Shareholder” means any person or entity who directly or indirectly owns or controls 10% or more of the voting power of us. In addition, our Charter provides that the same 80% vote shall be required for the approval of certain transactions including a reclassification of securities, recapitalization or other transaction designed to decrease the number of holders of common stock after any person or entity has become an Interested Shareholder. However, the supermajority approval requirement does not apply to any transaction that is approved by the Board of Directors prior to the time that the Interested Shareholder becomes an Interested Shareholder.

The shares of common stock and preferred stock authorized by our Charter provide the Board of Directors with as much flexibility as possible in using such shares for corporate purposes. However, these additional shares may also be used by the Board of Directors to deter future attempts to gain control of us. The Board of Directors has sole authority to determine the terms of any series of the preferred stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board of Directors has the power to issue a series of preferred stock to persons friendly to management. Such an issuance could be used by the Board in an attempt to block a post-tender offer merger or other transaction by which a third party seeks a change in control of us.

The foregoing provisions of our Charter and Bylaws are intended to prevent inequitable shareholder treatment in a two-tier takeover. These provisions are also intended to reduce the possibility that a third party could effect a sudden or surprise change in majority control of the Board of Directors without the support of the incumbent Board of Directors, even if such a change were desired by or would be beneficial to a majority of our shareholders. As a result, such provisions may have the effect of discouraging certain unsolicited offers for our capital stock.

Liability and Indemnification of Directors and Officers

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding. Such indemnification is subject to the director or officer furnishing the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Virginia Code. It is also subject to a determination by disinterested members of the board of directors, special legal counsel or the shareholders that such standard of conduct has been met. In a proceeding by or in the right of the corporation, no officer or director may be indemnified with respect to any matter in which the officer or director is adjudged to be liable to the corporation. However, such an officer or director may receive indemnification if the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all of the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by a corporation’s articles of incorporation, indemnification of a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

As permitted by the Virginia Code, our Charter contains provisions that indemnify our directors and officers to the full extent permitted by Virginia law. Our Charter also seeks to eliminate the personal liability of directors and officers for monetary damages to us or our shareholders for breach of their fiduciary duties, except to the extent such indemnification or elimination of liability is prohibited by the Virginia Code. These provisions do not limit or eliminate our rights or the rights of any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his role as a director or officer and do not relieve a director or officer from liability for violations of statutory law, such as certain liabilities imposed on a director or officer under the federal securities laws.

In addition, our Charter provides for the indemnification of both directors and officers for expenses incurred by them in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. In certain cases, this right of indemnification extends to judgments or penalties assessed against them. We have limited our exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.

The purpose of these provisions is to assist us in retaining qualified individuals to serve as directors by limiting their exposure to personal liability for serving as directors.

We are not aware of any material pending or threatened action, suit or proceeding involving any of our directors, officers, employees or agents for which indemnification from the Company may be sought. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of us, or of an affiliate of ours pursuant to our Charter or otherwise, the Board of Directors has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Affiliated Transactions

Article 14 of Chapter 9 of Title 13.1 of the Code of Virginia contains provisions governing “Affiliated Transactions.” Affiliated Transactions include certain mergers and share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an “Interested Shareholder” (as defined below), or reclassifications, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Act, an “Interested Shareholder” is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder. This prohibition is subject to the approval of the Affiliated Transaction by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the “Disinterested Directors.” A Disinterested Director means, with respect to a particular Interested Shareholder, a member of a corporation’s board of directors who (i) was a member before the later of January 1, 1988 and the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the board. At the expiration of the three-year period, these provisions require approval of Affiliated Transactions by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than those beneficially owned by the Interested Shareholder.

The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three-year period has expired and require either that the transaction be approved by a majority of the Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the shareholders must receive the highest per share price for their shares as was paid by the Interested Shareholder for his shares or the fair market value of their shares, whichever is higher. They also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder unless approved by a majority of the Disinterested Directors.

None of the foregoing limitations and special voting requirements applies to an Affiliated Transaction with an Interested Shareholder whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the corporation’s Disinterested Directors.

These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. We have not adopted such an amendment.

Control Share Acquisitions

The Virginia Stock Corporation Act also contains provisions regulating certain “control share acquisitions,” which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless: (i) the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or (ii) the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. Our Charter makes these provisions inapplicable to acquisitions of our shares.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material United States federal income tax consequences of the ownership and disposition of the debentures and our common stock into which the debentures may be converted. This discussion applies only to holders that hold the debentures and our common stock as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers and certain traders in securities;

•	persons holding the debentures or our common stock as part of a “straddle,” “hedge,” “conversion” or similar transaction;

•	United States Holders (as defined below) whose functional currency is not the United States dollar;

•	tax exempt entities;

•	certain former citizens or residents of the United States;

•	partnerships or other entities classified as partnerships for United States federal income tax purposes; and

•	persons subject to the alternative minimum tax.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect. Persons considering the purchase of the debentures are urged to consult their tax advisers with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Classification of the Debentures

The debentures will be treated as indebtedness for United States federal income tax purposes. Under the indenture governing the debentures, we agree, and by acceptance of a beneficial interest in a debenture each holder of a debenture is deemed to have agreed, to treat the debentures as indebtedness for United States federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments (the “contingent payment debt regulations”). Pursuant to the terms of the indenture, we and every holder agree (in the absence of an administrative determination or judicial ruling to the contrary) to be bound by our application of the contingent payment debt regulations to the debentures, including our determination of the projected payment schedule (as described below) and the rate at which interest will be deemed to accrue on the debentures for United States federal income tax purposes. The Internal Revenue Service (the “IRS”) has issued Revenue Ruling 2002-31 and Notice 2002-36, addressing the United States federal income tax classification and treatment of instruments similar, although not identical, to the debentures, and concluded that the instruments addressed in the published guidance were subject to the contingent payment debt regulations. However, the proper application of the contingent payment debt regulations and Revenue Ruling 2002-31 to any particular instrument, such as the debentures, is uncertain, and no assurance can be given that the IRS will not assert that the debentures should be treated differently. A different treatment of the debentures could affect the amount, timing and character of income, gain or loss with respect to an investment in the debentures. Accordingly, you are urged to consult your tax adviser regarding the United States federal income tax consequences of an investment in the debentures and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The remainder of this discussion assumes that the debentures will be treated as indebtedness subject to the contingent payment debt regulations as described above.

Tax Consequences to United States Holders

As used herein, the term “United States Holder” means a beneficial owner of a debenture or our common stock that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Interest Accruals on the Debentures

Under the contingent payment debt regulations, a United States Holder, regardless of its method of accounting for United States federal income tax purposes, will be required to accrue interest income on the debentures on a constant yield basis at an assumed yield (the “comparable yield”) determined at the time of issuance of the debentures. Accordingly, United States Holders generally will be required to include interest in income, in each year prior to maturity, in excess of the regular interest payments on the debentures. The comparable yield for the debentures is based on the yield at which we could issue a fixed rate debt instrument with no contingent payments, but with terms otherwise similar to those of the debentures. We have determined the comparable yield to be 7.385%, compounded semi-annually.

Solely for purposes of determining the amount of interest income that a United States Holder will be required to accrue, we are required to construct a “projected payment schedule” in respect of the debentures representing a series of payments the amount and timing of which would produce a yield to maturity on the debentures equal to the comparable yield. Holders that wish to obtain the projected payment schedule may do so by contacting Wm. Chadwick Perrine at 101 Gateway Center Parkway, Richmond, Virginia 23235.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that will be paid on the debentures, or the value at any time of the common stock into which the debentures may be converted. For United States federal income tax purposes, a United States Holder is required under the contingent payment debt regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments in respect of a debenture, unless such United States Holder timely discloses and justifies the use of a different comparable yield and projected payment schedule to the IRS. Pursuant to the terms of the indenture, we and every United States Holder agree (in the absence of an administrative determination or judicial ruling to the contrary) to be bound by our determination of the comparable yield and projected payment schedule.

Based on the comparable yield and the issue price of the debentures, a United States Holder of a debenture (regardless of its accounting method) will be required to accrue as interest income the sum of the daily portions of interest on the debentures for each day in the taxable year on which the United States Holder holds the debenture, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of any contingent payments on the debentures (as set forth below). The issue price of the debentures is the first price at which a substantial amount of the debentures is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers (the “issue price”).

The daily portions of interest in respect of a debenture are determined by allocating to each day in an accrual period the ratable portion of interest on the debenture that accrues in the accrual period. The amount of interest on a debenture that accrues in an accrual period is the product of the comparable yield on the debenture (adjusted to reflect the length of the accrual period) and the adjusted issue price of the debenture. The adjusted issue price of a debenture at the beginning of the first accrual period will equal its issue price and at the beginning of any accrual period thereafter will equal (x) the sum of the issue price of such debenture and any interest previously accrued thereon (disregarding any positive or negative adjustments, described below) minus (y) the amount of any projected payments on the debentures for previous accrual periods.

In addition to the interest accrual discussed above, a United States Holder will be required to recognize interest income equal to the amount of the excess of actual payments over projected payments (a “positive adjustment”) in respect of a debenture for a taxable year. For this purpose, the payments in a taxable year include the fair market value of property (including our common stock) received in that year. If a United States Holder receives actual payments that are less than the projected payments in respect of a debenture for a taxable year, the United States Holder will incur a “negative adjustment” equal to the amount of such difference. This negative adjustment will (i) first reduce the amount of interest in respect of the debenture that a United States Holder would otherwise be required to include in the taxable year and (ii) to the extent of any excess, will give rise to an ordinary loss equal to that portion of such excess that does not exceed the excess of (A) the amount of all previous interest inclusions under the debenture over (B) the total amount of the United States Holder’s net negative adjustments treated as ordinary loss on the debenture in prior taxable years. A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous deductions under Section 67 of the Code. Any negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward to offset future interest income in respect of the debentures or to reduce the amount realized on a sale, exchange or retirement of the debentures.

If a United States Holder purchases a debenture at a discount or premium to the adjusted issue price, the discount will be treated as a positive adjustment and the premium will be treated as a negative adjustment. The United States Holder must reasonably allocate the adjustment over the remaining term of the debenture by reference to (1) accruals of tax original issue discount at the comparable yield, (2) projected payments, or (3) both, depending on the circumstances. In case of a premium, the United States Holder’s adjusted tax basis in the debenture is reduced by the amount of the negative adjustment when such adjustment is taken into account. In the case of a discount, the United States Holder’s adjusted tax basis in the debenture is increased by the amount of the positive adjustment when such adjustment is taken into account.

Sale, Conversion, Exchange or Retirement of the Debentures

Upon a sale, conversion, exchange or retirement of a debenture for cash or our common stock, a United States Holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, conversion, exchange or retirement (including the fair market value of our common stock received, if any) and such United States Holder’s adjusted tax basis in the debenture. A United States Holder’s adjusted tax basis in a debenture will generally be equal to the United States Holder’s purchase price for the debenture, increased by any interest income previously accrued by the United Stated Holder (determined without regard to any positive or negative adjustments to interest accruals, described above) and decreased by the amount of any projected payments previously made on the debentures to the United States Holder. A United States Holder generally will treat any gain as interest income and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary loss, and the balance as capital loss. The deductibility of capital losses is subject to limitations. A United States Holder who sells the debentures at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under recently promulgated Treasury regulations.

A United States Holder’s tax basis in our common stock received upon a conversion of a debenture will equal the then current fair market value of such common stock. The United States Holder’s holding period for the common stock received will commence on the day immediately following the date of conversion.

Constructive Dividends

If at any time we increase the conversion rate, either at our discretion or pursuant to the anti-dilution provisions, the increase may be deemed to be the payment of a taxable dividend to United States Holders of the debentures to the extent of our corporate earnings and profits. For example, in the event that we are required to increase the conversion rate of the debentures because we distribute cash dividends to holders of our common stock, then United States Holders would be treated as currently receiving a constructive distribution, taxable as a dividend, equal to the value (as of the date of the constructive distribution) of the additional common stock that the United States Holder would be entitled to receive upon conversion of the debentures by virtue of the increase in the conversion rate. Such a constructive dividend may not be eligible for the reduced rate of taxation described in “—Taxation of Distributions on Common Stock” below.

Generally, a reasonable increase in the conversion rate in the event of stock dividends or distributions of rights to subscribe for our common stock will not be a taxable dividend.

Taxation of Distributions on Common Stock

Distributions paid on our common stock received upon a conversion of a debenture, other than certain pro rata distributions of common shares, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits (as determined under United States federal income tax principles) and will be includible in income by the United States Holder and taxable as ordinary income when actually or constructively received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the United States Holder’s investment, up to the United States Holder’s tax basis in the common stock. Any remaining excess will be treated as a capital gain. Under recently enacted legislation, dividends received by noncorporate United States Holders on common stock may be subject to United States federal income tax at lower rates than other types of ordinary income if certain conditions are met. However, it is uncertain whether the preferential United States federal income tax rates applicable to certain noncorporate United States Holders would apply with respect to deemed distributions described in “—Constructive Dividends.” United States Holders should consult their own tax advisers regarding the implications of this new legislation in their particular circumstances.

Sale or Other Disposition of Common Stock

Gain or loss realized by a United States Holder on the sale or other disposition of our common stock received upon conversion of a debenture will be capital gain or loss for United States federal income tax purposes, and will be long-term capital gain or loss if the United States Holder held the common stock for more than one year. The amount of the United States Holder’s gain or loss will be equal to the difference between the United States Holder’s tax basis in the common stock disposed of and the amount realized on the disposition. A United States Holder who sells our common stock at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under recently promulgated Treasury regulations.

Tax Consequences to Non-United States Holders

As used herein, the term “Non-United States Holder” means a beneficial owner of a debenture or our common stock that is, for United States federal income tax purposes:

•	an individual who is classified as a nonresident alien for United States federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust.

Debentures

Except as described below with respect to constructive dividends, all payments on the debentures made to a Non-United States Holder, including a payment in our common stock or cash pursuant to a conversion, exchange or retirement and any gain realized on a sale of the debentures, will be exempt from United States federal income and withholding tax, provided that:

•	the Non-United States Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving certain types of interest,

•	the certification requirement described below has been fulfilled with respect to the Non-United States Holder,

•	such payments are not effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States, and

•	in the case of gain realized on the sale, conversion, exchange or retirement of the debentures we are not, and have not been within the shorter of the five-year period preceding such sale, conversion, exchange or retirement and the period the Non-United States Holder held the debentures, a United States real property holding corporation.

We believe that we are not, and do not anticipate becoming, a United States real property holding corporation for United States federal income tax purposes.

If a Non-United States Holder were deemed to have received a constructive dividend (see “—Tax Consequences to United States Holders—Constructive Dividends” above), the Non-United States Holder generally would be subject to United States withholding tax at a 30% rate, subject to reduction by an applicable treaty, on the taxable amount of the dividend. It is possible that United States federal tax on the constructive dividend would be withheld from interest paid to the Non-United States Holder of the debentures. A Non-United States Holder who is subject to withholding tax under such circumstances should consult his own tax adviser as to whether he can obtain a refund of all or a portion of the withholding tax.

The certification requirement referred to above will be fulfilled if the beneficial owner of a debenture certifies on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a United States person and provides its name and address.

If a Non-United States Holder of a debenture is engaged in a trade or business in the United States, and if payments on the debenture are effectively connected with the conduct of this trade or business, the Non-United States Holder, although exempt from United States withholding tax, will generally be taxed in the same manner as a United States Holder (see “—Tax Consequences to United States Holders” above), except that the Non-United States Holder will be required to provide a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. These Non-United States Holders should consult their own tax advisers with respect to other tax consequences of the ownership of the debentures, including the possible imposition of a 30% branch profits tax.

Distributions on Common Stock

Dividends paid to a Non-United States Holder of our common stock generally will be subject to United States withholding tax at a 30% rate, subject to reduction under an applicable treaty. In order to obtain a reduced rate of withholding, a Non-United States Holder will be required to provide a properly executed IRS Form W- 8BEN (or successor form) certifying its entitlement to benefits under a treaty. A Non-United States Holder who is subject to withholding tax under such circumstances should consult his own tax adviser as to whether he can obtain a refund of all or a portion of the withholding tax.

A Non-United States Holder generally will not be subject to United States federal income or withholding tax on gain realized on a sale or other disposition of the common stock received upon a conversion of a debenture, unless:

•	the gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States,

•	in the case of a Non-United States Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or

•	we are or have been a United States real property holding corporation at any time within the shorter of the five year period preceding such sale, exchange or disposition and the period the Non-United States Holder held the common stock.

As discussed above, we believe that we are not, and do not anticipate becoming, a United States real property holding corporation for United States federal income tax purposes.

If a Non-United States Holder of our common stock is engaged in a trade or business in the United States, and if the gain on the common stock is effectively connected with the conduct of this trade or business, the Non-United States Holder will generally be taxed in the same manner as a United States Holder (see “—Tax Consequences to United States Holders” above). These Non-United States Holders should consult their own tax advisers with respect to other tax consequences of the disposition of the common stock, including the possible imposition of a 30% branch profits tax.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the debentures, the common stock and the proceeds from a sale or other disposition of the debentures or the common stock. A United States Holder may be subject to United States backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. A Non-United States Holder may be subject to United States backup withholding tax on these payments unless the Non-United States Holder complies with certification procedures to establish that it is not a United States person. The certification procedures required of Non-United States Holders to claim the exemption from withholding tax on certain payments on the debentures, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the sale of the debentures and the underlying shares of our common stock offered by this prospectus. The debentures and the underlying common stock may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors-in-interest selling debentures and the underlying shares of our common stock received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions.

The selling securityholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	a sale in accordance with the rules of the New York Stock Exchange;

•	in privately negotiated transactions; and

•	in options transactions.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the debentures and the underlying shares of our common stock, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the debentures and the underlying shares of our common stock in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the debentures and the underlying shares of our common stock short and redeliver the debentures and the underlying shares of our common stock to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the debentures or shares offered by this prospectus, which the debentures and the underlying shares of our common stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge the debentures and the underlying shares of our common stock to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged debentures and the underlying shares of our common stock pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the debentures and the underlying shares of our common stock covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the debentures and the underlying shares of our common stock must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the debentures and the underlying shares of our common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of debentures and the underlying shares of our common stock in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the debentures or shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of debentures and the underlying shares of our common stock is made, if required, a prospectus supplement will be distributed that will set forth the number of debentures and the underlying shares of our common stock being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Pursuant to the registration rights agreement that has been filed as an exhibit to the registration statement of which this prospectus is a part, we have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act.

We have agreed to keep the registration statement effective until the earlier of: the second anniversary of the original date of issuance of the debentures; and such time as all of the debentures and the common stock issuable upon conversion thereof cease to be outstanding or have been sold either pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act or any similar provision then in force.

LEGAL MATTERS

The validity of the debentures and the underlying shares of common stock offered hereby will be passed upon for us by Williams Mullen, Richmond, Virginia. Julious P. Smith, Jr., a principal in Williams Mullen, is one of our directors and beneficially owned an aggregate of 2,010 shares of our common stock as of September 30, 2005. Other attorneys employed by the firm beneficially owned an aggregate of approximately 780 shares of our common stock as of September 30, 2005.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of LandAmerica Financial Group, Inc. as of December 31, 2004 and for each of the three years in the period ended December 31, 2004 (including schedules appearing therein) and LandAmerica Financial Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their reports also incorporated by reference in this prospectus.

INCORPORATION OF INFORMATION THAT WE FILE WITH THE SEC

This prospectus incorporates by reference important business and financial information that we file with the Securities and Exchange Commission and that we are not including in or delivering with this prospectus. As the SEC allows, incorporated documents are considered part of this prospectus, and we can disclose important information to you by referring you to those documents.

We incorporate by reference the documents listed below, which have been filed with the SEC:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2004;

•	the portions of our definitive Proxy Statement for the Annual Meeting of Shareholders held on May 17, 2005 that have been incorporated by reference into the Form 10-K;

•	our current reports on Form 8-K filed on January 6, 2005, February 18, 2005, March 4, 2005, May 17, 2005, May 23, 2005, July 20, 2005, July 27, 2005 (with respect to Item 8.01 and Exhibit 99.2 of Item 9.01 only) and September 15, 2005 and on Form 8-K/A filed on February 17, 2005 (amending our current report on Form 8-K filed on November 12, 2004), February 17, 2005 (amending our current report on Form 8-K filed on January 6, 2005) and March 9, 2005;

•	our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2005 and June 30, 2005; and

•	the description of our common stock as set forth in Amendment No. 5 to Form 8-A, filed June 21, 2002.

We also incorporate by reference all documents filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering. Information in this prospectus supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to:

Treasurer

LandAmerica Financial Group, Inc.

101 Gateway Centre Parkway

Richmond, Virginia 23235

Telephone: (804) 267-8000

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. No one else is authorized to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents because our financial condition and results may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, and we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the SEC’s public reference room facility located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically through the SEC’s electronic data gathering, analysis and retrieval system known as EDGAR.

Our common stock is listed on the New York Stock Exchange under the symbol “LFG.” Our reports, proxy statements and other information may also be reviewed at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement filed by us with the SEC. Because the rules and regulations of the SEC allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information set forth in the registration statement. You may review the registration statement and the exhibits filed with the registration statement for further information regarding us and the shares of our common stock being sold by this prospectus. The registration statement and its exhibits may be inspected at the public reference facilities of the SEC at the addresses set forth above.

We also maintain an internet site at www.landam.com, which contains information relating to us and our business.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Securities and Exchange Commission Registration Fee	$14,571	*
Printing Expenses	25,000
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	100,000
Miscellaneous Expenses	5,429

Total	$155,000

*	Represents actual expenses. All other expenses are estimates.

Item 15. Indemnification of Directors and Officers

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he or she has met the standard of conduct prescribed by the Virginia Code, and a determination is made by disinterested members of the board of directors, special legal counsel or the shareholders that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all of the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

As permitted by the Virginia Stock Corporation Act, our Charter contains provisions that indemnify our directors and officers to the full extent permitted by Virginia law and seek to eliminate the personal liability of directors and officers for monetary damages to us or our shareholders for breach of their fiduciary duties, except to the extent such indemnification or elimination of liability is prohibited by the Virginia Stock Corporation Act. These provisions do not limit or eliminate the rights of us or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his role as a director or officer and do not relieve a director or officer from liability for violations of statutory law, such as certain liabilities imposed on a director or officer under the federal securities laws.

In addition, our Charter provides for the indemnification of both directors and officers for expenses incurred by them in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. In certain cases, this right of indemnification extends to judgments or penalties assessed against them. We have limited our exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.

The purpose of these provisions is to assist us in retaining qualified individuals to serve as directors by limiting their exposure to personal liability for serving as such.

We are not aware of any material pending or threatened action, suit or proceeding involving any of our directors, officers, employees or agents for which indemnification from us may be sought. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of us, or of an affiliate of us pursuant to our Charter or otherwise, the Board of Directors has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits

The following exhibits are filed on behalf of the Registrant as part of this registration statement:

3.1	Articles of Incorporation, incorporated by reference to Exhibit 3A of the Registrant’s Form 10 Registration Statement, as amended, File No. 0-19408.

3.2	Articles of Amendment of the Articles of Incorporation of the Registrant, incorporated by reference to Exhibit 4.2 of the Registrant’s Form 8-A Registration Statement, filed February 27, 1998, File No. 1-13990.

3.3	Bylaws of LandAmerica Financial Group, Inc. (amended and restated October 27, 2004), incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, dated October 27, 2004, File No. 1-13990.

4.1	Amended and Restated Rights Agreement, dated as of August 20, 1997, between the Registrant and Wachovia Bank, N.A., as Rights Agent, which Amended and Restated Rights Agreement includes an amended Form of Rights Certificate, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, dated August 20, 1997, File No. 1-13990.

4.2	First Amendment to Amended and Restated Rights Agreement, dated as of December 11,1997, between the Registrant and Wachovia Bank, N.A., as Rights Agent, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, dated December 11, 1997, File No. 1-13990.

4.3	Second Amendment to Amended and Restated Rights Agreement, dated as of June 1, 1999, between the Registrant, Wachovia Bank, N.A., as Rights Agent, and State Street Bank and Trust Company, as Successor Rights Agent, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, dated June 1, 1999, File No. 1-13990.

4.4	Third Amendment to Amended and Restated Rights Agreement, dated as of July 26, 2000, between the Registrant and State Street Bank and Trust Company, as Rights Agent, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, dated July 26, 2000, File No. 1-13990.

4.5	Form of Common Stock Certificate, incorporated by reference to Exhibit 4.7 of Amendment No. 3 to the Registrant’s Form 8-A Registration Statement, filed June 7, 1999, File No. 1-13990.

4.6	Indenture, dated November 26, 2003, between the Registrant and JP Morgan Chase Bank, as trustee, including the form of 3.125% Convertible Senior Debenture attached thereto as Exhibit A.*

4.7	Registration Rights Agreement, dated November 26, 2003, between the Registrant and the initial purchasers of the Registrant’s 3.125% Convertible Senior Debentures due 2033.*

5.1	Opinion of Williams Mullen.**

12.1	Computation of Ratio of Earnings to Fixed Charges.**

23.1	Consent of Williams Mullen (included in Exhibit 5.1).**

23.2	Consent of Ernst & Young LLP.**

24.1	Powers of Attorney (included on signature page). *

24.2	Power of Attorney of Gale K. Caruso.*

25.1	Statement of Eligibility of JPMorgan Chase Bank on Form T-1.*

*	Previously filed.
**	Filed herewith.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (1)(i) and (1)(ii) shall not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Chesterfield, Commonwealth of Virginia, on this 11th day of October, 2005.

LANDAMERICA FINANCIAL GROUP, INC.

By:	/S/ G. WILLIAM EVANS
G. William Evans Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Charles H. Foster, Jr.	Chairman of the Board and Director	October 11, 2005

* Theodore L. Chandler, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	October 11, 2005

/s/ G. William Evans G. William Evans	Chief Financial Officer (Principal Financial Officer)	October 11, 2005

/s/ Christine R. Vlahcevic Christine R. Vlahcevic	Senior Vice President—Corporate Controller (Principal Accounting Officer)	October 11, 2005

* Janet A. Alpert	Director	October 11, 2005

* Gale K. Caruso	Director	October 11, 2005

* Michael Dinkins	Director	October 11, 2005

* John P. McCann	Director	October 11, 2005

* Robert F. Norfleet, Jr.	Director	October 11, 2005

* Robert T. Skunda	Director	October 11, 2005

Signature	Title	Date

* Julious P. Smith, Jr.	Director	October 11, 2005

* Thomas G. Snead, Jr.	Director	October 11, 2005

* Eugene P. Trani	Director	October 11, 2005

* Marshall B. Wishnack	Director	October 11, 2005

*	Holly H. Wenger, by signing her name hereto, signs this document on behalf of each of the persons indicated by an asterisk above pursuant to powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission as part of the Registration Statement.

October 11, 2005	/s/ HOLLY H. WENGER
Holly H. Wenger Senior Vice President

EXHIBIT INDEX

Exhibit No.	Document

3.1	Articles of Incorporation, incorporated by reference to Exhibit 3A of the Registrant’s Form 10 Registration Statement, as amended, File No. 0-19408.

3.2	Articles of Amendment of the Articles of Incorporation of the Registrant, incorporated by reference to Exhibit 4.2 of the Registrant’s Form 8-A Registration Statement, filed February 27, 1998, File No. 1-13990.

3.3	Bylaws of LandAmerica Financial Group, Inc. (amended and restated October 27, 2004), incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, dated October 27, 2004, File No. 1-13990.

4.1	Amended and Restated Rights Agreement, dated as of August 20, 1997, between the Registrant and Wachovia Bank, N.A., as Rights Agent, which Amended and Restated Rights Agreement includes an amended Form of Rights Certificate, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, dated August 20, 1997, File No. 1-13990.

4.2	First Amendment to Amended and Restated Rights Agreement, dated as of December 11,1997, between the Registrant and Wachovia Bank, N.A., as Rights Agent, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, dated December 11, 1997, File No. 1-13990.

4.3	Second Amendment to Amended and Restated Rights Agreement, dated as of June 1, 1999, between the Registrant, Wachovia Bank, N.A., as Rights Agent, and State Street Bank and Trust Company, as Successor Rights Agent, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, dated June 1, 1999, File No. 1-13990.

4.4	Third Amendment to Amended and Restated Rights Agreement, dated as of July 26, 2000, between the Registrant and State Street Bank and Trust Company, as Rights Agent, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, dated July 26, 2000, File No. 1-13990.

4.5	Form of Common Stock Certificate, incorporated by reference to Exhibit 4.7 of Amendment No. 3 to the Registrant’s Form 8-A Registration Statement, filed June 7, 1999, File No. 1-13990.

4.6	Indenture, dated November 26, 2003, between the Registrant and JP Morgan Chase Bank, as trustee, including the form of 3.125% Convertible Senior Debenture attached thereto as Exhibit A.*

4.7	Registration Rights Agreement, dated November 26, 2003, between the Registrant and the initial purchasers of the Registrant’s 3.125% Convertible Senior Debentures due 2033.*

5.1	Opinion of Williams Mullen.**

12.1	Computation of Ratio of Earnings to Fixed Charges.**

23.1	Consent of Williams Mullen (included in Exhibit 5.1).**

23.2	Consent of Ernst & Young LLP.**

24.1	Powers of Attorney (included on signature page). *

24.2	Power of Attorney of Gale K. Caruso.*

25.1	Statement of Eligibility of JPMorgan Chase Bank on Form T-1.*

*	Previously filed.
**	Filed herewith.